Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

LAND O’LAKES, INC.,

ROMAN MERGER SUB, INC.

and

CERES, INC.

dated as of June 16, 2016

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EXHIBIT A	FORM OF TENDER AND SUPPORT AGREEMENT
EXHIBIT B	CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION
EXHIBIT C	BYLAWS OF SURVIVING CORPORATION

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated June 16, 2016, is by and among LAND O’LAKES, INC., a cooperative corporation incorporated under the laws of Minnesota (“Parent”), Roman Merger Sub, Inc., a corporation incorporated under the laws of Delaware (“Merger Sub”) and CERES, INC., a corporation incorporated under the laws of Delaware (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Parent, Merger Sub and the Company are each sometimes referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub has agreed to commence a cash tender offer (as it may be extended, amended and supplemented from time to time as permitted or required under this Agreement, the “Offer”) to acquire any (subject to the Minimum Condition) and all of the issued and outstanding shares of the Company’s common stock, par value $0.01 per share (“Common Shares”) for $0.40 per Common Share (such amount or any different amount per share paid pursuant to the Offer (to the extent permitted under this Agreement), including as a result of any adjustments pursuant to Section 1.1(f), the “Common Offer Price”), net to the holder thereof in cash, without interest and subject to the conditions set forth in this Agreement, including any required Tax withholding.

WHEREAS, following the consummation of the Offer, upon the terms and subject to the conditions set forth herein, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company as the surviving corporation (the “Surviving Corporation”), in accordance with the DGCL, whereby each Common Share, except as otherwise provided herein, shall be converted into the right to receive the Common Offer Price and each outstanding share of the Company’s Series A-1 Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares” and together with the Common Shares, the “Shares”), except as otherwise provided herein, shall be converted into the right to receive a cash amount equal to (A) the Common Consideration (as defined herein) multiplied by (B) 2,500 (appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Common Shares), reorganization, recapitalization or other like change with respect to the Common Shares or Preferred Shares occurring after the date hereof and prior to the Effective Time) (the “Preferred Consideration”), in each case, net to the holder thereof in cash, without interest and subject to the conditions set forth in this Agreement, including any required Tax withholding.

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously determined that this Agreement and the Transactions are advisable and fair to and in the best interests of the Company’s stockholders, has unanimously approved this Agreement and the Transactions in accordance with the DGCL, and has unanimously resolved to recommend that the holders of Common Shares accept the Offer and tender their Common Shares to Merger Sub pursuant to the Offer.

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WHEREAS, the Board of Directors of Parent (the “Parent Board”) has approved and declared advisable this Agreement and the Transactions.

WHEREAS, the Board of Directors of Merger Sub has determined that this Agreement and the Transactions are advisable and fair to and in the best interests of Merger Sub and its sole stockholder, and has approved this Agreement and the Transactions.

WHEREAS, the Merger shall be governed by Section 251(h) of the DGCL unless the Merger is to be effected pursuant to Section 253 of the DGCL pursuant to the terms of this Agreement, and the Merger shall be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Company’s directors and certain of the Company’s officers are executing and delivering tender and support agreements in favor of Parent and Merger Sub in the form attached as Exhibit A hereto (the “Tender and Support Agreements”) pursuant to which those directors and officers, among other things, will agree to tender all Common Shares beneficially owned by them to Merger Sub in response to the Offer.

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

AGREEMENT

Article I

THE OFFER

Section 1.1           The Offer.

(a)          Provided that this Agreement has not been terminated in accordance with Article VIII, as promptly as practicable after the date of this Agreement, but in no event more than ten (10) Business Days after the date of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer; provided, however, that Merger Sub shall not be required to commence the Offer if the Company shall not be prepared to file the Schedule 14D-9 with the SEC substantially contemporaneously with Merger Sub’s filing of the Offer Documents with the SEC.

(b)          Upon the terms and subject to the conditions set forth in this Agreement, including the prior satisfaction of the Minimum Condition (as defined in Annex I) and the satisfaction or waiver by Merger Sub of the other conditions set forth in Annex I (collectively, the “Offer Conditions”), Merger Sub shall (and Parent shall cause Merger Sub to), as promptly as practicable after the Expiration Date (as it may be extended in accordance with this Section 1.1), consummate the Offer in accordance with its terms and accept for payment, and promptly thereafter pay for, all Common Shares validly tendered and not validly withdrawn pursuant to the Offer.

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(c)          The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) in accordance with the terms set forth in this Agreement, the Minimum Condition and the other Offer Conditions. Merger Sub expressly reserves the right to (i) increase the Common Offer Price, (ii) waive any Offer Condition other than the Minimum Condition, and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company (which the Company may withhold in its sole discretion), Merger Sub shall not (A) decrease the Common Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Common Shares subject to the Offer; (D) impose conditions to the Offer in addition to the Offer Conditions, (E) amend, modify or supplement any of the Offer Conditions, (F) amend or modify the Minimum Condition, or (G) extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement. Parent and Merger Sub may waive the Minimum Condition only with the prior written consent of the Company (which the Company may withhold in its sole discretion). The Offer may not be terminated or withdrawn prior to the Expiration Date, unless this Agreement is terminated in accordance with Article VIII.

(d)          Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) at the end of the day on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the date on which the Offer is first commenced (within the meaning of Rule 14d-2 under the Exchange Act) (the “Initial Expiration Date”) or, in the event the Offer has been extended beyond the Initial Expiration Date pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (such Initial Expiration Date, or such later date and time to which the Offer has been extended pursuant to and in accordance with this Agreement, the “Expiration Date”).

(e)          Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer from time to time as follows: (i) if on the applicable Expiration Date, any of the Offer Conditions (including the Minimum Condition) have not been satisfied or, to the extent waivable by Parent or Merger Sub pursuant to this Agreement, waived by Parent or Merger Sub, then Merger Sub shall extend the Offer for successive periods of not more than ten (10) Business Days each (as determined by Merger Sub), or such other period as may be agreed by Parent and the Company, to permit the satisfaction of such Offer Conditions; and (ii) Merger Sub shall extend the Offer for the minimum period required by applicable Law, interpretation or position of the SEC or its staff or Nasdaq or its staff. Nothing in this Section 1.1(e) shall (A) require Merger Sub to, and without the Company’s prior written consent (which the Company may withhold in its sole discretion) Merger Sub shall not be permitted to, extend the Offer beyond the End Date or (B) be deemed to impair, limit or otherwise restrict in any manner the right of the Parties to terminate this Agreement pursuant to the terms of Section 8.1. Neither Parent nor Merger Sub shall extend the Offer in any manner other than pursuant to and in accordance with the provisions of this Section 1.1(e) without the prior written consent of the Company (which the Company may withhold in its sole discretion).

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(f)          The Common Offer Price shall be adjusted proportionately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Shares or Preferred Shares occurring on or after the date hereof and at or prior to the Offer Acceptance Time, and such adjustment to the Common Offer Price shall provide to the holders of Common Shares the same economic effect as contemplated by this Agreement prior to such action; provided, however, that nothing in this Section 1.1(f) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(g)          Neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to any applicable Expiration Date unless this Agreement is validly terminated in accordance with the terms hereof. If this Agreement is terminated in accordance with the terms hereof, then Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer, shall not acquire any Shares pursuant to the Offer, and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered Common Shares to the registered holders thereof.

(h)          As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and summary advertisement, if any, and any other ancillary Offer documents and instruments pursuant to which the Offer shall be made, and (ii) cause the Offer to Purchase and related documents to be disseminated to all holders of Common Shares. Parent and Merger Sub agree that they shall cause the Schedule TO and all exhibits, amendments or supplements thereto (collectively, the “Offer Documents”) filed by either Parent or Merger Sub with the SEC to comply, in all material respects, with the Exchange Act and other applicable Law. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it or any of its Representatives for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and shall supplement the information contained in the Offer Documents to include any information that shall become necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and Parent and Merger Sub further shall use their best efforts to promptly cause the Offer Documents as so corrected or supplemented to be filed with the SEC and to promptly be disseminated to holders of Common Shares, in each case as and to the extent required by applicable Law. The Company shall promptly furnish or otherwise make available in writing to Parent and Merger Sub or Parent’s legal counsel all information concerning the Company and the Company’s stockholders that is required by applicable Law or is reasonably requested by Parent to be included in the Offer Documents. The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Sub agree to provide the Company and its counsel with any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Each of Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

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(i)          Parent shall cause to be provided to Merger Sub on a timely basis all of the funds necessary to purchase any Common Shares that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement.

Section 1.2           Top-Up Option.

(a)          Subject to the immediately succeeding sentence, the Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 1.2, to purchase from the Company, at a price per share equal to the Common Offer Price, that number of Common Shares (the “Top-Up Shares”) that, when added to the Common Shares owned by Merger Sub at the Top-Up Exercise Time (including Common Shares validly tendered into the Offer and not validly withdrawn (but not including any Common Shares tendered pursuant to guaranteed delivery procedures that have not yet been received by the depository for the Offer in full settlement or satisfaction of such guarantee)), would represent at least ninety percent (90%) of the Common Shares outstanding immediately after giving effect to the issuance of the Top-Up Shares. Merger Sub shall exercise the Top-Up Option as promptly as practicable after the Offer Acceptance Time (the date and time of such exercise, the “Top-Up Exercise Time”) if, but shall only exercise the Top-Up Option if, (i) a Triggering Event shall have occurred, (ii) the Offer Acceptance Time shall have occurred, (iii) the Minimum Condition has been satisfied, and (iv) Merger Sub shall not hold Common Shares (including Common Shares validly tendered into the Offer and not validly withdrawn (but not including any Common Shares tendered pursuant to guaranteed delivery procedures that have not yet been received by the depository for the Offer in full settlement or satisfaction of such guarantee)) representing at least ninety percent (90%) of the Common Shares then outstanding. On the day of the Top-Up Exercise Time, Merger Sub shall give the Company written notice specifying the number of Common Shares directly or indirectly owned by Merger Sub at the time of such notice (including Common Shares validly tendered into the Offer and not validly withdrawn (but not including any Common Shares tendered pursuant to guaranteed delivery procedures that have not yet been received by the depository for the Offer in full settlement or satisfaction of such guarantee)) and the number of Top-Up Shares. The Top-Up Option shall automatically terminate upon the earlier to occur of (x) the Effective Time and (y) the termination of this Agreement in accordance with Article VIII.

(b)          At the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”), which shall take place in the manner specified in Section 2.2 on a date specified by Parent, the purchase price owed by Merger Sub to the Company therefor shall be paid to the Company, at Merger Sub’s option, (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price of the Top-Up Shares less the amount paid in cash pursuant to the preceding clause (x) (the “Promissory Note”). The Promissory Note (i) shall be due on the first (1st) anniversary of the Top-Up Closing, (ii) shall bear simple interest at a rate equal to five percent (5%) per annum, (iii) shall be full recourse to Parent and Merger Sub, (iv) may be prepaid, in whole or in part, at any time without premium or penalty, and (v) shall have no other material terms. At the Top-Up Closing, the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares.

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(c)          Parent and Merger Sub acknowledge that the Top-Up Shares that Merger Sub may acquire at the Top-Up Closing will not be registered under the Securities Act and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Merger Sub hereby represents and warrants to the Company that Merger Sub will be, upon the purchase of the Top-Up Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Shares to be acquired at the Top-Up Closing are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d)          Any dilutive impact on the value of Shares as a result of the issuance of the Top-Up Shares shall not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 262 of the DGCL.

(e)          The Parties hereto agree that, if the Top-Up Option is exercised, they shall use their best efforts to cause the Merger to be consummated in accordance with Section 253 of the DGCL as promptly as possible following the issuance of the Top-Up Shares on the same day as the Top-Up Closing.

Section 1.3           Company Actions.

(a)          The Company hereby approves and consents to the Offer and represents and warrants that the Company Board, at a meeting duly called and held, has by a unanimous vote of directors (i) determined that this Agreement and the Transactions are advisable and fair to and in the best interests of the Company’s stockholders, (ii) approved and declared advisable this Agreement and the Transactions in accordance with the requirements of the DGCL, (iii) resolved to recommend that holders of Common Shares accept the Offer and tender their Common Shares pursuant to the Offer (such recommendation, the “Company Board Recommendation”), and (iv) adopted a resolution having the effect of causing the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) not to apply to the execution, delivery or performance of this Agreement, the Tender and Support Agreements and the consummation of the Offer, the Merger and the other Transactions. Subject to Section 5.2, the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents.

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(b)          Substantially contemporaneously with the filing of the Schedule TO, the Company shall file with the SEC and disseminate to all holders of Shares, in each case, as and to the extent required by applicable Law, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 5.2, shall include the Company Board Recommendation and shall contain (i) the notice of appraisal rights required to be delivered by the Company under Section 262(d)(2) of the DGCL, (ii) the opinion of the financial advisor referred to in Section 3.19 and (iii) a summary of the financial analysis conducted by such financial advisor in accordance with applicable Law. The Company shall affirmatively set a record date for the Company’s stockholders to receive such notice of appraisal rights in accordance with Section 262(d)(2) of the DGCL and shall disseminate the Schedule 14D-9, including such notice of appraisal rights, to the Company’s stockholders as of such record date. The Company agrees that it shall cause the Schedule 14D-9 to comply, in all material respects, with the Exchange Act and other applicable Law. Each of Parent, Merger Sub and the Company shall respond promptly to correct any information provided by it or its Representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law and shall supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company further shall cause the Schedule 14D-9 as so corrected or supplemented to promptly be filed with the SEC and to promptly be disseminated to holders of Shares, in each case as and to the extent required by applicable Law. Parent and Merger Sub shall promptly furnish or otherwise make available in writing to the Company or the Company’s legal counsel all information concerning Parent and Merger Sub that is required by applicable Law or may reasonably be requested by the Company to be included in the Schedule 14D-9. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith considerations to any such comments made by Parent or its counsel. The Company shall provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9; provided, however, that Parent and its counsel shall be given reasonable opportunity to review and comment on any response to such comments prior to the Company’s filing of any such response with the SEC, and the Company shall give reasonable and good faith consideration to any such comments made by Parent or its counsel. The Company shall provide Parent and its legal counsel with reasonable opportunity to participate in any discussions or meetings with the SEC or its staff.

(c)          In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly furnish Parent with a list of the Company’s stockholders of record, non-objecting beneficial holders and, to the extent available, warrant holders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and, to the extent available, Company Warrants and lists of securities positions of Shares and, to the extent available, Company Warrants held in stock depositories, in each case, accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, and, to the extent available, warrant holders, mailing labels and lists of securities positions) and such other assistance as Parent or its Representatives may reasonably request. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall, and Parent and Merger Sub shall exercise their respective best efforts to cause their respective agents to, hold in confidence the information contained in any such labels, listings and files and shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, (i) Parent shall promptly deliver to the Company or destroy all copies of and any extracts or summaries from such information then in Parent’s or Merger’s Sub’s possession or control (other than electronic copies retained as part of ordinary course computer back-up processes), (ii) Parent and Merger Sub shall use their respective best efforts to cause their respective agents to deliver to the Company or destroy, all copies of and any extracts or summaries from such information then in their possession or control (other than electronic copies retained as part of ordinary course computer back-up processes), and (iii) Parent shall promptly certify in writing to the Company Parent’s and Merger Sub’s compliance with clauses (i) and (ii) of this sentence.

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(d)          The Company shall register (and shall instruct its transfer agent to register) the transfer of the Common Shares accepted for payment by Merger Sub effective immediately after the Offer Acceptance Time.

Section 1.4           Directors. To the extent requested by Parent, the Company shall cause each director of the Company immediately prior to the Effective Time to execute and deliver a letter effectuating such Person’s resignation as a member of the Company Board to be effective as of the Effective Time. The Company shall take any action required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The provisions of this Section 1.4 are in addition to, and shall not limit, any right Merger Sub or Parent, or any of their respective affiliates, may have (with respect to the election of directors or otherwise) under applicable Law as a holder or beneficial holder of shares of the Company’s capital stock.

Article II

THE MERGER

Section 2.1           The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Article II. The Merger shall have the effect provided in this Agreement and as specified in the DGCL.

Section 2.2           Closing; Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place by electronic exchange of Closing documents in lieu of an in-person Closing at 10:00 a.m. (New York City time), as promptly as practicable following the consummation of the Offer, but in any event no later than the second (2nd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the date on which the Closing occurs, the “Closing Date”), unless this Agreement has been terminated pursuant to its terms or unless another time or manner of Closing is agreed to by the Parties in writing. Subject to the provisions of this Agreement, (i) a certificate of merger (or, if a Triggering Event has occurred, a certificate of ownership and merger) satisfying the applicable requirements of the DGCL (in either case, the “Certificate of Merger”) shall be duly executed by the Company (or Merger Sub, in the case of a certificate of ownership and merger) and (ii) Parent, Merger Sub and the Company shall cause the Certificate of Merger to be delivered to the DSOS for filing, in each case, as soon as practicable following the Offer Acceptance Time and concurrently with the Closing. The Merger shall become effective upon the filing of the Certificate of Merger with the DSOS or such later time as is agreed upon in writing by the Parties hereto and specified in the Certificate of Merger (such time, the “Effective Time”). From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges, franchises and be subject to all of the debts, obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided in the DGCL.

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Section 2.3           Merger Without Meeting of Stockholders. The Merger shall be governed by Section 251(h) of the DGCL unless a Triggering Event occurs, in which case, the Merger shall be governed by Section 253 of the DGCL. The Parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the Offer Acceptance Time, without a meeting of stockholders of the Company in accordance with Section 251(h) of the DGCL or, following a Triggering Event, Section 253 of the DGCL.

Section 2.4           Governing Documents; Directors and Officers.

(a)          At the Effective Time, by virtue of the Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit B and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law;

(b)          At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as set forth in Exhibit C and, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; and

(c)          The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are designated as directors and officers of Merger Sub immediately prior to the Effective Time, until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.

Section 2.5           Conversion of Shares.

(a)          At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)          any Shares held by the Company shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

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(ii)         any Common Shares irrevocably accepted for purchase in the Offer shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)        except as provided in clauses (i) and (ii) above and subject to Section 2.5(b), each Common Share then issued and outstanding (other than any Dissenting Shares) shall be converted into the right to receive a cash amount equal to the Common Offer Price, without interest thereon (the “Common Consideration” and, together with the Preferred Consideration, the “Merger Consideration”), subject to any withholding of Taxes required by applicable Law in accordance with Section 2.10;

(iv)        except as provided in clause (i) above and subject to Section 2.5(b), each Preferred Share then issued and outstanding (other than Dissenting Shares) shall be converted to the right to receive a cash amount equal to the Preferred Consideration without interest thereon, subject to any withholding of Taxes required by applicable Law in accordance with Section 2.10 (for the avoidance of doubt, the Merger Consideration will be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Common Shares), reorganization, recapitalization or other like change with respect to the Common Shares or Preferred Shares occurring after the date hereof and prior to the Effective Time); and

(v)         each share of common stock, $0.01 par value per share, of Merger Sub then issued and outstanding shall be converted into one (1) fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)          At the Effective Time, all Shares converted pursuant to Section 2.5(a)(iii) or Section 2.5(a)(iv) shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of any certificates evidencing such Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration therefor.

Section 2.6           Surrender of Certificates.

(a)          Prior to the Offer Acceptance Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of such Shares shall become entitled pursuant to this Agreement. At the Closing, Parent shall deposit or cause to be deposited with the Paying Agent sufficient funds to pay the aggregate Merger Consideration payable in respect of the Shares (the “Payment Fund”). To the extent the Payment Fund diminishes for any reason below the level required to make prompt payment of the amounts described in the preceding sentence, Parent and Merger Sub shall, or shall cause the Surviving Corporation to, promptly replace or restore the lost portion of such fund so as to ensure that it is maintained at a level sufficient to make such payments. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that no such investment or losses thereon shall relieve Parent from making the payments required by this Article II or affect the amount of Merger Consideration payable in respect of the Shares and following any losses Parent shall promptly provide additional funds to the Paying Agent in the amount of any such losses. Any and all interest or other amounts earned with respect to such funds shall be paid to Parent. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares and the payment of the Merger Consideration in respect of the Shares.

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(b)          Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Shares entitled to receive any Merger Consideration pursuant to Section 2.5(a)(iii) or Section 2.5(a)(iv) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares pursuant to such letter of transmittal. Upon (A) surrender to the Paying Agent of Certificates, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, or (B) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, the holder of such Certificates or Book-Entry Shares, as applicable, shall be entitled to receive in exchange therefor the applicable Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, as applicable, and such Certificates and Book-Entry Shares, as applicable, shall then be cancelled. No interest shall accrue or be paid on the applicable Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing Shares are registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c)          At any time following the date that is six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar Law) as general creditors thereof with respect to the applicable Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the applicable Merger Consideration delivered in respect of such share to a public official pursuant to any applicable abandoned property, escheat or other similar Law. If any Certificate or Book-Entry Share has not been surrendered or transferred prior to the date that is six (6) years after the Effective Time (or such earlier date on which the applicable Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity), then any such Merger Consideration in respect of such Certificate or Book-Entry Share shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

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(d)          No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares.

(e)          All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or Book-Entry Shares. At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law. If, after the Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for surrender or transfer, as applicable, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Section 2.6.

(f)          If any Certificate has been lost, stolen or destroyed, then, upon the making of an effective affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, which includes an agreement to indemnify and defend and hold harmless Parent, the Surviving Corporation and the Paying Agent from and against any and all costs, claims, losses, judgments, damages, counsel fees, expenses and liabilities whatsoever which each may suffer, sustain or incur in connection with (i) the inaccuracy of any statement or the breach of any representation or warranty set forth in such affidavit, and (ii) any payment for or transfer, exchange or delivery of such Certificate and such Person’s inability to locate such Certificate, and, if required by Parent, the Surviving Corporation or the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.10) equal to the Merger Consideration payable in respect of the Shares formerly represented by such lost, stolen or destroyed Certificate.

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Section 2.7           Appraisal Rights.

(a)          Notwithstanding anything in this Agreement to the contrary and, subject to Section 1.2(d), Shares (other than Shares cancelled in accordance with Section 2.5(a)(i) and Section 2.5(a)(ii)), if any, as to which the holder thereof shall have (i) properly demanded appraisal and otherwise complied with the provisions of Section 262 of the DGCL (“Section 262”) and (ii) not effectively withdrawn or lost such holder’s rights to appraisal (each, a “Dissenting Share”), shall not be converted into the right to receive the applicable Merger Consideration payable pursuant to Section 2.5, but instead at the Effective Time shall become entitled only to payment of the fair value of such Shares determined in accordance with Section 262 (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares as determined in accordance with Section 262); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the applicable Merger Consideration.

(b)          The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any Shares, of any withdrawals of such demands and of any other instruments received by the Company under Section 262, and Parent shall have the opportunity to participate (at its own expense) in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.8           Treatment of Company Options; Restricted Shares; Stock Plans.

(a)          Treatment of Options. At the Effective Time, each option or similar right to purchase Common Shares (the “Company Options”), granted under any stock option plan of the Company, including the Ceres, Inc. 2000 Stock Option/Stock Issuance Plan, the Ceres, Inc. 2010 Stock Option/Stock Issuance Plan and the Second Amended and Restated Ceres, Inc. 2011 Equity Incentive Plan, as amended from time to time, or any other plan, agreement or arrangement (collectively, the “Company Stock Plans”), whether or not such Company Options are then vested or exercisable, shall be, pursuant to the terms of the relevant Company Stock Plan and the stock option agreements evidencing the Company Options, as a result of the Merger, and without any action on the part of Parent, Merger Sub, the Company, the holder of the Company Option or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as soon as practicable (but in no event more than five (5) Business Days) following the Effective Time an amount in cash (subject to deduction for any Taxes required to be withheld in accordance with Section 2.10) equal to the product of (A) the total number of Common Shares subject to such Company Option and (B) the excess, if any, of the Common Consideration over the exercise price per share of Common Shares previously subject to such Company Option. Without limiting the foregoing, the Company and the Company Board, or a duly authorized committee thereof, shall adopt appropriate resolutions and take all necessary and appropriate action, including under the Company Stock Plans and the stock option agreements evidencing the Company Options and, to the extent necessary, obtaining consent of the holders of the Company Options, to effectuate the actions contemplated by this Section 2.8(a).

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(b)          Treatment of Restricted Shares. At the Effective Time, each of the restricted Common Shares (the “Restricted Shares”) awarded under the Company Stock Plans, whether or not such Restricted Shares are then vested or exercisable, shall be, pursuant to the terms of the relevant Company Stock Plan and the restricted stock award agreements evidencing the Restricted Shares, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of the Restricted Share or any other Person, cancelled and converted (without duplication of the conversion contemplated by Section 2.5(a)(iii)) into the right to receive from Parent and the Surviving Corporation as soon as practicable (but in no event more than five (5) Business Days) following the Effective Time an amount in cash (subject to deduction for any Taxes required to be withheld in accordance with Section 2.10) equal to the Common Consideration payable in connection with such Restricted Shares. Without limiting the foregoing, the Company and the Company Board, or a duly authorized committee thereof, shall adopt appropriate resolutions and take all necessary and appropriate action, including under the Company Stock Plans and the restricted stock award agreements evidencing the Restricted Shares and, to the extent necessary, obtaining consent of the holders of the Restricted Shares, to effectuate the actions contemplated by this Section 2.8(b).

(c)          Termination of Company Stock Plans. After the Effective Time, all Company Stock Plans shall be terminated and no further Company Options, Restricted Shares or other rights with respect to Shares shall be granted thereunder.

Section 2.9           Treatment of Warrants.

(a)          At the Effective Time, the holder of each warrant to purchase Common Shares that is issued, unexpired and unexercised immediately prior to the Effective Time and set forth on Section 2.9(a) of the Company Disclosure Schedule (each such listed warrant, a “BSV Warrant”) shall, pursuant to the terms thereof and as a result of the Merger and without any action on the part of the holder thereof, be entitled to receive, in accordance with the terms of such BSV Warrant as existing at the date hereof, and in lieu of any other amount or consideration to which such holder might otherwise have been entitled to receive pursuant to such BSV Warrant, either (i) upon exercise of such BSV Warrant, an amount of cash equal to the product of (x) the aggregate number of Common Shares for which such BSV Warrant was exercisable immediately prior to the Effective Time and (y) the excess, if any, of the Common Consideration over the per share exercise price under such BSV Warrant, or (ii) at the holder’s option, exercisable at any time concurrently with, or within thirty (30) days following, the Effective Time, an amount in cash equal to the “Black Scholes Value” (as defined in the warrant agreement relating to such BSV Warrant as set forth in Section 3.2(e) of the Company Disclosure Schedule and calculated pursuant to the terms thereof) of such BSV Warrant.

(b)          At the Effective Time, each other warrant to purchase Common Shares (each a “Continuing Warrant,” and, together with the BSV Warrants, the “Company Warrants”) that are issued, unexpired and unexercised immediately prior to the Effective Time shall, as a result of the Merger and without any action on the part of any holder of a Continuing Warrant, be entitled to receive, upon exercise of such Continuing Warrant and in accordance with the terms of such Continuing Warrant as existing at the date hereof, and in lieu of any other amount or consideration to which such holder might otherwise have been entitled to receive pursuant to such Continuing Warrant, an amount of cash equal to the product of (x) the aggregate number of Common Shares for which such Continuing Warrant was exercisable immediately prior to the Effective Time and (y) the excess, if any, of the Common Consideration over the per share exercise price under such Continuing Warrant.

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(c)          At the Effective Time, as a result of the Merger and without any action by the Company, the holder of any Company Warrant or any other Person, all Company Warrants shall be terminated and of no effect for no consideration other than as described in subsections (a) and (b) above. From and after the Effective Time, (i) the holders of Company Warrants shall have no rights as against the Surviving Corporation or any of its affiliates or Representatives, and the Surviving Corporation and its affiliates and Representatives shall have no obligations to the holders of any Company Warrants, other than the rights to receive, or the obligations to make, the payments described in subsections (a) and (b) above, and (ii) Parent shall cause the Surviving Corporation to make the payments with respect to the BSV Warrants and the Continuing Warrants described in such subsections.

(d)          Prior to the Closing, the Company shall take all such actions as may be necessary to provide for the treatment of the BSV Warrants and the Continuing Warrants as provided herein, including by providing any notices and taking any other actions (including, to the extent necessary, obtaining any consents) required pursuant to the terms of the BSV Warrants and the Continuing Warrants, to effectuate the actions contemplated by this Section 2.9. Under no circumstances will any interest be payable with respect to the amounts payable in respect of any BSV Warrants or Continuing Warrants.

Section 2.10         Withholding. Each of the Company, Parent, the Surviving Corporation, and Merger Sub shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such consideration under any applicable provisions of federal, state, local or foreign Tax Law (including without limitation the Code). To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.11         Further Action. The Parties shall take all necessary action to cause the Merger to become effective as soon as practicable following the Offer Acceptance Time without a meeting of the Company’s stockholders, as provided in Section 251(h) of the DGCL or, following a Triggering Event, as provided in Section 253 of the DGCL. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, then the officers and directors of the Surviving Corporation shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

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Article III

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed or furnished with the SEC since August 31, 2015 and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable section of the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement regardless of whether the relevance of such item is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as set forth below.

Section 3.1           Qualification, Organization, etc. Except as set forth on Section 3.1 of the Company Disclosure Schedule, each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and, with respect to jurisdictions that recognize the concept of good standing, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business, in all material respects, as presently conducted. Except as set forth on Section 3.1 of the Company Disclosure Schedule, each of the Company and its Subsidiaries is qualified to do business and, with respect to jurisdictions that recognize the concept of good standing, is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Company Certificate and the Company Bylaws as amended to the date hereof. The Company Certificate and the Company Bylaws are in full force and effect and the Company is not in violation of either the Company Certificate or, in any material respects, the Company Bylaws.

Section 3.2           Capitalization, Subsidiaries.

(a)          The authorized capital stock of the Company consists of 240,000,000 Common Shares and 10,000,000 shares of preferred stock, par value $0.01 per share, of which 6,460 shares are designated as Preferred Shares. As of June 15, 2016 (the “Company Capitalization Date”), (i) 24,509,858 Common Shares were issued and outstanding, including 5,159 Restricted Shares, (ii) 1,912,730 Common Shares were reserved and available for issuance of equity awards pursuant to the Company Stock Plans (of which, 282,779 Common Shares were subject to outstanding Company Options), (iii) 3,375,000 Common Shares were reserved and available for issuance upon conversion of the Preferred Shares, (iv) 22,060,597 Common Shares were reserved and available for issuance upon exercise of the Company Warrants, (v) 1,350 Preferred Shares were issued and outstanding. As of the date hereof, 188,141,815 Common Shares were reserved and available for issuance as Top-Up Shares upon Parent’s exercise of the Top-Up Option. All the outstanding Shares that have been issued, and all the Shares that may be issued pursuant to any Company Warrant or Preferred Share, any outstanding award under any Company Stock Plan, or the Top-Up Option will be, when issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

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(b)          Except as set forth in Section 3.2(a) above or on Section 3.2(b) of the Company Disclosure Schedule, as of the date of this Agreement (i) the Company does not have any shares of capital stock issued or outstanding other than the Shares that were outstanding on the Company Capitalization Date or that have become outstanding after the Company Capitalization Date but were reserved for issuance as set forth in Section 3.2(a) above as of the Company Capitalization Date, and (ii) other than the Top-Up Option, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of the Company Subsidiaries is a party or otherwise obligating the Company or any of the Company Subsidiaries to (A) issue, transfer or sell any Shares or other equity interests of the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly owned Company Subsidiary), (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any Shares or other equity interests, or (D) other than the rights of holders of BSV Warrants as set forth in the applicable warrant agreements, make any payment to any Person the value of which is derived from or calculated based on the value of the Common Shares or Preferred Shares. Since the Company Capitalization Date until the date of this Agreement, the Company has not granted any equity or equity-based award to any of the directors, employees or independent contractors of the Company or any Company Subsidiaries.

(c)          Except as set forth on Section 3.2(c) of the Company Disclosure Schedule, all the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Company Permitted Liens. Section 3.2(c) of the Company Disclosure Schedule sets forth a true and complete list of all Company Subsidiaries as of the date of this Agreement.

(d)          Except as set forth in Section 3.2(d) of the Company Disclosure Schedule, no Continuing Warrant or Company Option has a per-share exercise price that is less than the Common Consideration. The exercise price of each BSV Warrant is set forth on Section 3.2(d) of the Company Disclosure Schedule.

(e)          The “Black Scholes Value” of the BSV Warrants is calculated pursuant to the formula set forth in each BSV Warrant and such formula is set forth in Section 3.2(e) of the Company Disclosure Schedule.

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Section 3.3           Corporate Authority Relative to this Agreement; No Violation; Governmental Authorizations.

(a)          The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board or a duly authorized committee thereof and except for the filing of the Certificate of Merger with the DSOS, no other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the consummation of the Transactions. At a meeting duly called and held prior to the execution of this Agreement, at which all directors of the Company were present and voted in favor, the Company Board duly adopted resolutions (i) declaring that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and the stockholders of the Company, (ii) approving and declaring advisable this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth herein and of the DGCL, in each case subject to Section 5.2, (iii) assuming the accuracy of the representations and warranties contained in Section 4.8, taking all actions necessary so that the restrictions on “business combinations” contained in Section 203 of the DGCL will not apply with respect to or as a result of the Offer, the Merger, this Agreement, the Tender and Support Agreements and the Transactions, (iv) making the Board Recommendation and (v) approving the Top-Up Option (which resolutions expressly include the terms set forth in Section 1.2 hereof) and the issuance of the Top-Up Shares upon exercise of the Top-Up Option; and such board resolutions have not been rescinded, modified or withdrawn in any way. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, Enforceable against the Company.

(b)          No provision of the Company Governing Documents (i) requires a vote of the stockholders of the Company to approve the Offer, this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement or (ii) prohibits the Company and Parent from completing the Merger pursuant to Section 251(h) or Section 253 of the DGCL. Immediately prior to the Company’s execution of this Agreement, the Common Shares are listed on a national securities exchange or are held of record by more than 2,000 holders.

(c)          The execution and delivery by the Company of this Agreement do not, and, except as set forth on Section 3.3(c) of the Company Disclosure Schedule, the consummation of the Transactions and compliance with the provisions of this Agreement will not (i) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation under any Contract binding upon the Company or any of the Company Subsidiaries, (ii) conflict with or result in any violation of any provision of the Company Governing Documents or any of the organizational documents of any Company Subsidiary (iii) conflict with or violate any Laws applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, or (iv) result in the creation or imposition of any Lien on any asset of the Company or a Company Subsidiary, other than in the case of clause (i) or (iv), as would not have a Company Material Adverse Effect.

(d)          The execution and delivery by the Company of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof will not, with or without notice of lapse of time, or both, require the consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the DSOS, (ii) compliance with the applicable requirements of the Exchange Act and the Securities Act or any other applicable U.S. state or federal or foreign securities Laws, (iii) filings with the SEC as may be required by the Company in connection with this Agreement and the Transactions, (iv) such filings as may be required under the rules and regulations of NASDAQ, and (v) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity or any other Person, individually or in the aggregate, would not have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 3.4           Reports and Financial Statements.

(a)          From September 1, 2013 through the date of this Agreement, the Company has filed or furnished all forms, documents and reports with the SEC (such forms, documents and reports, the “Company SEC Documents”) required to be filed or furnished prior to the date hereof by it with the SEC. As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment, the Company SEC Documents complied, in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

(b)          The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents when filed complied as to form, in all material respects, with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c)          Except as set forth on Section 3.4(c) of the Company Disclosure Schedule, the Company and each Company Subsidiary has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that is sufficient, in all material respects, to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of its consolidated financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and the Company Subsidiaries are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and the Company Subsidiaries’ assets. Except as set forth on Section 3.4(c) of the Company Disclosure Schedule, the management of the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The management of the Company has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

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(d)          Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Documents, and the statements contained in such certifications were true and accurate, in all material respects, as of the date such certifications were made.

Section 3.5           No Undisclosed Liabilities. Except (a) as set forth on Section 3.5 of the Company Disclosure Schedule, (b) as disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of February 29, 2016 included in the Company SEC Documents filed or furnished and publicly available prior to the date hereof, (c) for liabilities incurred since February 29, 2016, that are consistent with the ordinary course of business with respect to type and amount, (d) as expressly permitted or contemplated by this Agreement and (e) for liabilities which have been discharged or paid in full in the ordinary course of business, neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto).

Section 3.6           Off-Balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

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Section 3.7           Compliance with Laws; Permits. Except as set forth in Section 3.7 of the Company Disclosure Schedule:

(a)          The Company and each Company Subsidiary is and, at all times since September 1, 2013, has been in compliance, in all material respects, with, and is not, in any material respect, in default under or in violation of, any Laws applicable to the Company, such Subsidiaries or any of their respective properties or assets. Since September 1, 2013, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance, in any material respect, with any Law.

(b)          The Company and the Company Subsidiaries are and, at all times since September 1, 2013, have been in possession of all licenses, permits, consents and approvals of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, in all material respects, or have been conducted (the “Company Permits”). All Company Permits are in full force and effect and the Company and each Company Subsidiary is in compliance, in all material respects, with all Company Permits.

(c)          The Brazil Sub is duly registered with the Brazilian Central Bank as a company which has received non-Brazilian funds, as required by applicable Law, and any and all funds related to foreign direct investments made by its quotaholders and loans granted to the Brazil Sub in non-Brazilian currency have been timely and fully registered with the Brazilian Central Bank, and such registration is duly updated as of the date hereof. The Brazil Sub is not a guarantor of any obligation of third parties in foreign currency.

Section 3.8           Environmental Laws and Regulations. The Company and the Company Subsidiaries are now and, at all times since September 1, 2013, have been in compliance, in all material respects, with all applicable Environmental Laws. Since September 1, 2013, there has been no Release of Hazardous Substances in, on, under or from the Company Owned Real Property that would reasonably be expected to require any Removal, Remedial or Response Actions, including at third party sites. Except as set forth in Section 3.8 of the Company Disclosure Schedule, since September 1, 2013, neither the Company nor any of the Company Subsidiaries has received any written notice, demand, or claim alleging that the Company or any of the Company Subsidiaries are in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions, including from third parties. Except as set forth in Section 3.8 of the Company Disclosure Schedule or with regard to the existence of the Environmental Permits, neither the Company nor any of the Company Subsidiaries is subject to any order, ruling, judgment, decree, injunction, award or agreement with any Governmental Entity, any indemnity or other agreement with any third party, or, to the Knowledge of the Company, any Legal Proceeding, imposing liability or obligations relating to any Environmental Law. The Company has all of the Environmental Permits necessary for the conduct and operation of its business as now being conducted, in all material respects, and is and has been since September 1, 2013 in compliance, in all material respects, with such Environmental Permits.

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Section 3.9           Employee Benefit Plans.

(a)          Section 3.9(a) of the Company Disclosure Schedule sets forth, as of the date hereof, each material employee benefit plan (as defined in Section 3(3) of ERISA) and each material bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case for the benefit of current employees, directors, independent contractors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary and with respect to which the Company or any Company Subsidiary may have any obligation or liability (whether actual or contingent) (together, the “Company Benefit Plans”; Company Benefit Plans other than those of Brazil Sub (and as set forth on Section 3.9(a) of the Company Disclosure Schedule) as “U.S. Company Benefit Plans”). With respect to each Company Benefit Plan, the Company has made available to Parent correct and complete copies of in each case, to the extent applicable, (i) all plan documents, summary plan descriptions (or, to the extent a summary plan description is not required under ERISA for such Company Benefit Plan, a description of the benefits), summaries of material modifications (if applicable), and amendments related to such plans and any related trust agreement, custodial agreement, service agreement and insurance policy, (ii) the three (3) most recent Form 5500 Annual Reports (including all schedules), to the extent applicable, (iii) the three (3) most recent audited financial statements, to the extent applicable, (iv) the most recent determination or opinion letter received from the Internal Revenue Service, to the extent applicable (v) the most recent IRS Forms 1094 and Form 1095, if any, (vi), the three most recent years of compliance testing information for each such Company Benefit Plan, to the extent applicable, and (vii) all material filings and correspondence with any Governmental Entity, if any.

(b)          (i) Except as set forth on Section 3.9(b) of the Company Disclosure Schedule, each of the Company Benefit Plans has been operated and administered in compliance, in all material respects, in accordance with the terms of each such Company Benefit Plan, the terms of any applicable collective bargaining agreement and all applicable Laws, including, ERISA, the Code and in each case the regulations thereunder, (ii) no U.S. Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (iii) no U.S. Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law, (iv) no liability under Title IV of ERISA has been incurred by the Company, any Company Subsidiary or any of their respective ERISA Affiliates, and no condition exists that would cause the Company, any Company Subsidiary, or, to the Knowledge of the Company, the Surviving Corporation or any of their ERISA Affiliates to incur a liability thereunder, (v) no U.S. Company Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA, (vi) all contributions or other amounts payable by the Company or any Company Subsidiary pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards, (vii) neither the Company nor any Company Subsidiary has engaged in a transaction in connection with which the Company or any Company Subsidiary could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, or a civil penalty or tax imposed by non-U.S. Laws, (viii) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration, or investment of the assets, of any Company Benefit Plan, where such breach or failure could result in liability to the Company, any Company Subsidiary, or the Surviving Corporation or any of their ERISA Affiliates, and (ix) there are no pending, or to the Knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) with respect to the administration, or investment of the assets, of any Company Benefit Plan or on behalf of or against any of the Company Benefit Plans or any trusts related thereto and, to the Knowledge of the Company, there is no basis for any such claims, actions, investigations or audits.

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(c)          Each U.S. Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination from the IRS that it is so qualified or is entitled to rely on an opinion letter issued to a prototype sponsor, and nothing has occurred since the date of the determination or opinion letter that could adversely affect the qualified status of any such U.S. Company Benefit Plan. Each such U.S. Company Benefit Plan has been timely amended to reflect the provisions of all applicable Laws in effect for any period prior to or as of the Closing other than amendments for which the remedial amendment period under Section 401(b) of the Code (including, if applicable, any extension of the remedial amendment period) has not expired and there are no plan document failures, operational failures, demographic failures or employee eligibility failures which have not been corrected within the meaning of Rev. Proc. 2013-12 (or any successor revenue procedure or guidance) with respect to any such U.S. Company Benefit Plan.

(d)          No act or omission has occurred, or will occur upon the Closing of the transactions contemplated in this Agreement, and no condition exists with respect to any U.S. Company Benefit Plan that would subject the Company, the Company Subsidiaries, the Surviving Corporation, the Parent, Merger Sub or any affiliates to any fines, penalties, Taxes or other Liabilities or obligations imposed under ERISA or the Code, including Code Section 4980H.

(e)          Except as set forth on Section 3.9(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee of the Company, any Company Subsidiary or the Surviving Corporation under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(f)          The Company has delivered as of the date hereof to Parent a list of each “disqualified individual” (as defined in Section 280G of the Code) of the Company and Company Subsidiaries and (i) the Company’s estimate of the maximum amount (separately identifying single and double-trigger amounts and tax gross-up payments, if any) that could be paid to such disqualified individual as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such disqualified individual and (iii) underlying documentation on which such calculations are based. To the extent such information changes, the Company will promptly provide such updated information to Parent.

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(g)          Each Company Benefit Plan, including any related service or investment contract, may be amended or terminated without penalty and will not result in any liability to the Company, any Company Subsidiary, the Surviving Corporation, the Parent, Merger Sub or their respective affiliates for any amendment or termination, including any amendment or termination in connection with this Agreement.

(h)          Section 3.9(h) of the Company Disclosure Schedule sets forth (i) the aggregate number of Common Shares that are subject to Company Options, and (ii) the aggregate number of Restricted Shares, in each case as of the Company Capitalization Date.

(i)          The compensation committee of the Company Board (each member of which the Company Board has determined is an “independent director” as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (i) duly adopted resolutions approving each employment, compensation, severance and employee benefit agreement, arrangement or understanding entered into on or before the date hereof by the Company or any of its affiliates with directors, officers or employees of the Company and its affiliates as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act; and (ii) has taken all other actions and made all other determinations necessary or advisable to ensure that any such arrangements fall within the safe harbor provisions of Rule 14d-10(d).

Section 3.10         Absence of Certain Changes or Events.

(a)          From February 29, 2016 through the date of this Agreement, there has not occurred any Effect that has had a Company Material Adverse Effect.

(b)          Except as set forth on Section 3.10(b) of the Company Disclosure Schedule, from February 29, 2016 through the date of this Agreement, (i) the business of the Company and the Company Subsidiaries has been conducted in the ordinary course of business, (ii) neither the Company nor any Company Subsidiary has taken any action that would have constituted a breach of Section 5.1 (other than clauses (b) and (h)) had such action been taken after the execution of this Agreement without the prior consent of Parent and (iii) neither the Company nor any Company Subsidiary has (A) increased the compensation of employees (other than regularly scheduled increases for employees who are not executives or senior managers), other than as provided for in any written agreements, (B) adopted, amended or terminated any Company Benefit Plan or (C) made or guaranteed to make any loans to any employee, director, officer or shareholder.

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Section 3.11         Investigation; Litigation. Except as set forth on Section 3.11 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written notice of, and, to the Knowledge of the Company, as of the date of this Agreement there is no (a) investigation or review pending or threatened by any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties, rights or assets, (b) claim, action, suit, arbitration or proceeding pending or threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets before, and (c) order, writ, assessment, decision, injunction, decree, ruling, judgment or decree of, any Governmental Entity, whether temporary, preliminary or permanent. As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice of and, to the Knowledge of the Company, there are no SEC inquiries or investigations, other inquiries by a Governmental Entity or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any of the Company Subsidiaries or any malfeasance by any executive officer of the Company.

Section 3.12         Tax Matters. Except as set forth in Section 3.12 of the Company Disclosure Schedule:

(a)          All Tax Returns that are required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate.

(b)          The Company and the Company Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and the Company Subsidiaries.

(c)          Since the date of the latest financial statements of the Company and the Company Subsidiaries, neither the Company nor any Company Subsidiary has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and past practice.

(d)          No deficiencies for Taxes with respect to the Company or any Company Subsidiary have been claimed, proposed or assessed in writing by any Tax authority, except for deficiencies that have been paid or otherwise resolved.

(e)          There is no audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any Company Subsidiary, pending or threatened in writing or otherwise to the Knowledge of the Company.

(f)          Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g)          No claim has been made by a Tax authority in a jurisdiction where the Company or any Company Subsidiary does not file income or franchise Tax Returns that the relevant Company or Company Subsidiary is or may be subject to taxation by that jurisdiction.

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(h)          No closing agreements, private letter rulings or similar agreements or rulings have been entered into or issued by any Tax authority with respect to the Company or any Company Subsidiary which would be binding following the Closing, and no such agreements or rulings have been applied for and are currently pending.

(i)          Neither the Company nor any Company Subsidiary will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Code Section 481 or Code Section 108(i) or comparable provisions of state, local or foreign Tax law, or for any other reason.

(j)          Neither the Company nor any Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) in the two (2) years prior to the date of this Agreement.

(k)          Neither the Company nor any Company Subsidiary: (i) is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company is or was the common parent); (ii) is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or other arrangements that are not primarily related to Taxes); (iii) or has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee, successor, by contract or otherwise.

(l)          There are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for the Company Permitted Liens.

(m)          Neither the Company nor any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or non-U.S. Law).

(n)          Neither the Company nor any Company Subsidiary (i) is or has been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (ii) is or has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iii) is or has engaged in a trade or business, has or had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

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(o)          No foreign Company Subsidiary (i) has or has had any nexus with the United States, a trade or business or permanent establishment within the United States or any other connection with the United States that has subjected or could reasonably be expected to have subjected it to United States federal, state or local Tax; or (ii) holds assets which constitute U.S. property within the meaning of Section 956 of the Code.

(p)          All related party transactions involving the Company and any Company Subsidiary have been conducted at arm’s length in compliance with Code Section 482 and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Law.

Section 3.13         Labor Matters.

(a)          The Company has provided to Parent a list of employees that includes the following as of June 10, 2016: names/employee numbers, applicable employer (Company or Company Subsidiary), current annual salary rates or current hourly wages, as applicable, bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location and leave status and, with respect to any employee in the United States, each such employee’s treatment by the Company or Company Subsidiary as exempt or non-exempt from the application of state and federal wage and hour Laws relating to the payment of overtime. The Company and each Company Subsidiary has withheld all amounts required by Law or agreement to be withheld from the wages or salaries of, and other payments to, its employees and any former employees and is not liable for any arrearage of wages, salaries or other payments to such employees and any former employees or any Taxes or penalties for failure to comply with any of the foregoing.

(b)          Except as set forth on Section 3.13(b) of the Company Disclosure Schedule, as of the date hereof, (i) neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other material Contract with a labor union or labor organization, except with respect to collective bargaining agreements negotiated between relevant employers’ and employees’ unions, as provided by Brazilian Law, (ii) neither the Company nor any Company Subsidiary is subject to a labor dispute, strike or work stoppage, and (iii) to the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Company Subsidiary.

(c)          Except as set forth on Section 3.13(c) of the Company Disclosure Schedule, the Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Company or any Company Subsidiary.

(d)          Except as set forth on Section 3.13(d) of the Company Disclosure Schedule, the businesses of the Company and each Company Subsidiary are being conducted in compliance with all applicable Laws pertaining to the privacy, data protection, and information security of employee information.

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(e)          Except as set forth on Section 3.13(e) of the Company Disclosure Schedule, there are no charges or complaints relating to unfair labor practices or unlawful employment practices pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary before any Governmental Entity. The Company and Company Subsidiaries are not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to labor, employees or employment practices.

(f)          Except as set forth on Section 3.13(f) of the Company Disclosure Schedule, the Company and Company Subsidiaries are in compliance, in all material respects, with all applicable Laws pertaining to employment and employment practices that relate to employees or Recently Terminated Employees (as defined below), including, as applicable to such Company or Company Subsidiary, the following: terms and conditions of employment of employees and prospective employees including background checks under the Fair Credit Reporting Act and applicable state Laws; wages and hours (including classification of employees as exempt or non-exempt); workers’ compensation; reasonable accommodations; social security contributions; harassment or discrimination in employment; retaliation; immigration; termination; wrongful discharge; collective bargaining; leave; classification of employees and independent contractors; and occupational health and safety. As used in the prior sentence, “Recently Terminated Employees” means any employee of the Company or any Company Subsidiary whose employment terminated on or after September 1, 2012. Except as set forth in Section 3.13(f) of the Company Disclosure Schedule, there are no actions, suits, claims, investigations or other legal proceedings against the Company or Company Subsidiaries pending, or to the Knowledge of the Company, threatened to be brought or filed, in connection with the employment of any current or former employee of the Company or Company Subsidiaries, including, without limitation, any claim relating to unfair labor practices, unfair dismissals, affirmative action, background checks, employment discrimination, harassment, retaliation, classification of employees and independent contractors; equal pay or any other employment related matter arising under applicable Laws.

(g)          The Company and Company Subsidiaries do not have any liability, whether absolute or contingent, direct or indirect, including any obligations under any Company Benefit Plan, with respect to any misclassification of a person as an independent contractor rather than as an employee or with respect to any employee “leased” from another entity. No person (including any leased employee (as defined in Section 414(n) of the Code) or independent contractor) who is not an employee of the Company or a Company Subsidiary is permitted to participate or participates in any Company Benefit Plan, other than as set forth in Section 3.13(g) of the Company Disclosure Schedule.

(h)          There are no uninsured workers’ compensation claims pending or threatened against the Company or Company Subsidiaries and, to the Knowledge of the Company, the Company, the Company Subsidiaries and the Surviving Corporation will not become liable for any retroactive workers’ compensation insurance premiums relating to any period of time prior to the date of this Agreement.

(i)          To the Knowledge of the Company, no employees, officers, directors or shareholders of the Company or Company Subsidiaries are subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would in any way impede their ability to carry out fully all activities of such person in furtherance of the businesses of the Company, the Company Subsidiaries and the Surviving Corporation.

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(j)          The qualifications for employment of each employee under applicable immigration laws have been reviewed by the Company or Company Subsidiary and a properly completed Form I-9 is on file with the Company or Company Subsidiary for each employee to whom a Form I-9 is required. The Company and Company Subsidiaries (to the extent applicable to such Company Subsidiary) have complied with the U.S. Immigration and Nationality Act, as amended from time to time and, to the Knowledge of the Company, there is no basis for any claim that the Company, any Company Subsidiary or the Surviving Corporation is not in compliance with the terms thereof.

(k)          The Company and Company Subsidiaries have not incurred any liability under, and (to the extent applicable) have complied in all respects with, the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder and similar state Laws (collectively, “WARN”). The Company and Company Subsidiaries have not given, and have not been required to give, any notice under WARN to any employee or taken any action that would constitute a “plant closing” or “mass layoff” as such terms are defined in WARN, in each case within ninety (90) days prior to the date of this Agreement.

(l)          Except as set forth in Section 3.13(l) of the Company Disclosure Schedule, no employee of the Company or any Company Subsidiary is entitled to any accrued vacation, benefits or deferred compensation that is not properly reflected on the consolidated financial statements of the Company.

Section 3.14         Intellectual Property.

(a)          Section 3.14(a) of the Company Disclosure Schedule sets forth a true, complete and accurate list of all of the following U.S. and foreign Intellectual Property owned or exclusively licensed by the Company or a Company Subsidiary: (i) patents and patent applications; (ii) trademark registrations, trademark applications and Internet domain names; and (iii) registered copyrights and copyright applications (collectively, the “Material Intellectual Property”).

(b)          Except as supplementally disclosed to Parent in a letter dated as of the date hereof or as set forth in Section 3.14(b) of the Company Disclosure Schedule, (i) the Company or a Company Subsidiary owns or, to the Knowledge of the Company, has the right to use all Material Intellectual Property and all other Intellectual Property used by the Company or any Company Subsidiary, free and clear of all Liens (other than pursuant to any License Agreement), (ii) to the extent the Material Intellectual Property is owned, rather than licensed, by the Company or any Company Subsidiary, as of the Effective Time, the Company or a Company Subsidiary is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each patent, application and registration listed in Section 3.14(a) of the Company Disclosure Schedule, and (iii) any Material Intellectual Property owned or used by the Company or a Company Subsidiary is in full force and effect and has not been cancelled, expired or abandoned.

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(c)          Section 3.14(c) of the Company Disclosure Schedule sets forth a true, complete and accurate list of all agreements to which the Company or a Company Subsidiary is a party (other than agreements providing the right to a third party to use any Intellectual Property solely to perform activities for the benefit or on behalf of the Company or a Company Subsidiary), (i) granting or obtaining any right to use or practice any rights under any Material Intellectual Property or, to the Knowledge of the Company, any other Intellectual Property (other than readily available “off-the-shelf” commercial licenses, or “shrink-wrap” or “click-through” agreements, terms of use or services, or similar agreements), or (ii) restricting the Company’s or a Company Subsidiary’s rights to use any Material Intellectual Property or, to the Knowledge of the Company, any other Intellectual Property, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the “License Agreements”). No royalties or other fees are payable by the Company or a Company Subsidiary to any third parties for the use of or right to use any Material Intellectual Property or, to the Knowledge of the Company, any other Intellectual Property used by the Company or any Company Subsidiary except pursuant to the License Agreements (other than pursuant to readily available “off-the-shelf” commercial licenses, or “shrink-wrap” or “click-through” agreements, terms of use or services, or similar agreements). The License Agreements are valid and binding obligations of the Company or a Company Subsidiary and are Enforceable. Except as supplementally disclosed to Parent in a letter dated as of the date hereof, there exists no Effect which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company or a Company Subsidiary or, to the Knowledge of the Company, the other party thereto, under any such License Agreements.

(d)          Section 3.14(d) of the Company Disclosure Schedule sets forth, with respect to the Material Intellectual Property, a true, complete and accurate list of all Software (other than readily available “off-the-shelf” commercial licenses, or “shrink-wrap” or “click-through” agreements, terms of use or services, or similar agreements) which is owned, licensed or leased by the Company or a Company Subsidiary, describing which Software is owned, licensed or leased, as the case may be. The Software owned by the Company or a Company Subsidiary was developed by (i) employees of the Company or a Company Subsidiary or (ii) independent contractors who have created such Software as “work for hire” (as such term is defined in 17 U.S.C. § 101) and/or assigned and/or licensed their rights in such Software to the Company or a Company Subsidiary by written agreement.

(e)          Except as set forth on Section 3.14(e) of the Company Disclosure Schedule, to the Knowledge of the Company, there has been no prior use of the trademarks in Section 3.14(a) of the Company Disclosure Schedule by any third party that would confer upon said third party superior rights in such trademarks, and the Company or a Company Subsidiary have used commercially reasonable efforts to police the trademarks against third-party infringement in order to maintain the validity of such trademarks.

(f)          Except for ordinary communications from patent offices in relevant jurisdictions relating to patent prosecution, there is no pending or, to the Knowledge of the Company, threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority, in any jurisdiction, and neither the Company nor a Company Subsidiary have received written notice regarding any of the foregoing, involving the Material Intellectual Property owned by the Company or a Company Subsidiary or, to the Knowledge of the Company, the Material Intellectual Property licensed to the Company or a Company Subsidiary, including any claim, suit, arbitration or other adversarial proceeding alleging that the activities or the conduct of the Company’s or a Company Subsidiary’s business infringes upon, violates or constitutes the unauthorized use of the intellectual property or other proprietary rights of any third party or challenging the Company’s or a Company Subsidiary’s ownership or use of any Material Intellectual Property, or the validity, enforceability or registrability of any Material Intellectual Property.

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(g)          Except as supplementally disclosed to Parent in a letter dated as of the date hereof, to the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Material Intellectual Property and no such claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any third party by the Company or a Company Subsidiary.

(h)          Except as supplementally disclosed to Parent in a letter dated as of the date hereof or as would not have a Company Material Adverse Effect, to the Knowledge of the Company, the conduct of Company and its Company Subsidiary businesses as currently conducted does not misappropriate, infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) or dilute any intellectual property rights owned or controlled by any third party.

(i)          The Company and the Company Subsidiaries take reasonable measures to protect the confidentiality of trade secrets, including requiring all employees and other parties having access thereto to execute written confidentiality and non-disclosure agreements (true, correct and complete copies of which have been retained). To the Knowledge of the Company, no trade secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a written confidentiality and non-disclosure agreement. To the Knowledge of the Company, no party to any non-disclosure agreement relating to its trade secrets is in breach or default thereof.

(j)          Except as set forth in Section 3.14(j) of the Company Disclosure Schedule, (i) the consummation of this Agreement will not result in the loss or impairment of the Surviving Corporation’s rights to own, use, or bring any action for the infringement of any of the Material Intellectual Property, nor will such consummation require the consent of any third party in respect of any Material Intellectual Property and (ii) to the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the Surviving Corporation’s rights to own, use, or bring any action for the infringement of any of the other Intellectual Property, nor will such consummation require the consent of any third party in respect of any other Intellectual Property. Except as provided in any Material Contract or for the benefit of the Company, to the Knowledge of the Company, no current or former director, officer, employee, contractor or consultant of the Company or a Company Subsidiary (or any of its predecessors in interest) will, after giving effect to the transactions contemplated by this Agreement or the Transaction Agreements, own or retain any rights to use any of the Material Intellectual Property.

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Section 3.15         Real Property.

(a)          Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property owned by the Company or any Company Subsidiary as of the date hereof (such property collectively, the “Company Owned Real Property”). Either the Company or a Company Subsidiary has valid title to such the Company Owned Real Property, free and clear of all Liens, other than any Company Permitted Liens.

(b)          Section 3.15(b) of the Company Disclosure Schedule sets forth a complete and correct list of each lease, sublease and other agreement (including all amendments thereof or modifications thereto), other than any leases for farm land with a term not exceeding twelve (12) months, under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any real property as of the date hereof (such real property the “Company Leased Real Property” and such leases, subleases or other agreements, the “Real Property Leases”). Except for the Real Property Leases, neither the Company nor any Company Subsidiary is a party to any other oral or written agreement conveying any interest in real property, including leases, subleases and licenses. Each Real Property Lease is valid, binding and in full force and effect and Enforceable without penalty, acceleration, landlord consent, termination, repurchase right or other adverse consequence on account of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions. No uncured default on the part of the Company or, if applicable, any Company Subsidiary, exists under any Real Property Lease and, to the Knowledge of the Company, no uncured default on the part of the landlord under any Real Property Lease exists with respect to any Company Leased Real Property and there are no Effects which have occurred that, with the giving of notice or the passage of time or both, would result in a default by either party thereunder. Except as set forth on Section 3.15 of the Company Disclosure Schedule, the Company and each Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the Real Property Lease applicable thereto, the Company Leased Real Property, free and clear of all Liens, except for the Company Permitted Liens.

Section 3.16         Material Contracts.

(a)          Section 3.16 of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each Contract (other than this Agreement) described below in this Section 3.16(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 3.16(a) are referred to herein as the “Company Material Contracts”):

(i)          any Contract that limits in any respect the freedom of the Company or any Company Subsidiary to compete in any line of business, area or geographic region, or with any Person, including any Contract that requires the Company or any Company Subsidiary to work exclusively with any Person in any area or geographic region, that restricts hiring or soliciting for hire the employees or contractors of any Person or which by its terms would so limit the freedom of Parent and the Company Subsidiaries after the Effective Time;

(ii)         any partnership, joint venture, strategic alliance, collaboration, co-promotion or research and development project Contract;

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(iii)        any Contract that (A) grants any exclusive rights to any Person, including any exclusive license or supply or distribution agreement or other exclusive rights, (B) grants any rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Material Intellectual Property, (C) contains any provision that requires the purchase of all or any portion of the Company’s or any Company Subsidiaries’ requirements from any Person, or any other similar provision for more than $75,000 in the twelve (12) month period following the date hereof, (D) grants “most favored nation” or similar rights or (E) contains pricing commitments with respect to future purchases by any Person of the products or services of the Company or any Company Subsidiary for more than $75,000 in the twelve (12) month period following the date hereof;

(iv)        any Contract not otherwise described in any other subsection of this Section 3.16(a) that (A) is reasonably expected to involve future expenditures by the Company or any Company Subsidiary of more than $75,000 in the twelve (12) month period following the date hereof and (B) cannot be terminated by the Company or such Company Subsidiary on less than ninety (90) days’ notice without material payment or penalty, other than ordinary course product or raw material purchase contracts;

(v)         any acquisition or divestiture Contract involving consideration in excess of $75,000 entered into in the past three (3) years;

(vi)        any material licensing Contract;

(vii)       any Contract that contains indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $75,000 in the twelve (12) month period following the date hereof;

(viii)      any Contract relating to outstanding Indebtedness of the Company or the Company Subsidiaries for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $75,000 other than (A) Contracts solely among the Company and any Company Subsidiary and (B) any Contracts relating to Indebtedness explicitly included in the consolidated financial statements in the Company SEC Documents and which are publicly available prior to the date hereof in unredacted form as an exhibit to such Company SEC Documents;

(ix)         any Contract pursuant to which the Company or any Company Subsidiary is a party that creates or grants a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Company Permitted Liens;

(x)          any Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly-owned Company Subsidiary) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand;

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(xi)         any Contract (other than readily available, “off-the-shelf” commercial licenses, or “shrink-wrap” or “click-through” agreements, terms of use or services, or similar agreements that are generally available on nondiscriminatory pricing terms to the extent the licenses contained therein are incidental to such Contracts, immaterial, nonexclusive and granted in the ordinary course of business) under which the Company or any Company Subsidiary is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of a third party, which Contract is material to the Company or any Company Subsidiary;

(xii)        any Contract under which the Company or any Company Subsidiary has granted to a third party any license, option or other right or immunity (including a covenant not to sue or right to enforce or prosecute any patents) with respect to any Intellectual Property, which Contract is material to the Company or any Company Subsidiary;

(xiii)       any stockholders, investors rights, registration rights or similar agreement or arrangement;

(xiv)      any collective bargaining agreement or other Contract with any labor union;

(xv)       any Contract relating to employment or compensation of any employee (A) with an aggregate annual salary and cash bonus in excess of $75,000 or containing any change-in-control, severance payment obligations or similar payment, or (B) that is not terminable at will; and

(xvi)      any Contract involving the settlement of any claim, action or proceeding or threatened claim, action or proceeding (or series of related, claims actions or proceedings) which shall involve payments after the date hereof in excess of $75,000.

(b)          The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto. Except as set forth on Section 3.16(b) of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract and, as of the date hereof, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and (ii) each Material Contract, in all material respects, is in full force and effect and is a legal, valid and binding agreement of the Company or a Company Subsidiary, as the case may be, and, to the Knowledge of the Company, of each other party thereto, Enforceable against the Company or Company Subsidiary, as the case may be, and to the Knowledge of the Company, against the other party or parties thereto.

Section 3.17         Insurance. All insurance policies and Contracts of the Company and the Company Subsidiaries are set forth on Section 3.17 of the Company Disclosure Schedule and are, in all material respects, in full force and effect and are valid and Enforceable, and all premiums due thereunder have been paid. Neither the Company nor any of the Company Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts).

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Section 3.18         Finders and Brokers. Neither the Company nor any Company Subsidiary, nor any of their respective affiliates, nor any of their respective officers or directors in their capacity as officers or directors, has employed any investment banker, broker or finder in connection with the Transactions, other than Piper Jaffray & Co., a copy of whose engagement agreement (and all indemnification and other agreements related to such engagement) has been made available to Parent, who would be entitled to any fee or commission in connection with or upon consummation of the Offer, the Merger or the Transactions.

Section 3.19         Fairness Opinion. The Company has received the opinion of Piper Jaffray & Co. (and has provided a copy of such opinion to Parent) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein (including that all Preferred Shares have been fully converted into Common Shares at the existing 2,500-for-1 conversion ratio and that all in-the-money Company Options have been exercised), the Common Offer Price is fair, from a financial point of view, to the holders of the Common Shares; and as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.20         Information Supplied. None of the information with respect to the Company or the Company Subsidiaries supplied or to be supplied by or on behalf of the Company and the Company Subsidiaries expressly for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such documents are filed with the SEC or at the time such documents are first published, amended or supplemented, sent or given to the Company’s stockholders, or at the Offer Acceptance Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 3.20 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to the Company in writing by Parent or Merger Sub or any of their Representatives specifically for inclusion therein. The Offer Documents and Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.21         Inapplicability of Takeover Laws. Assuming the accuracy of Parent’s and Merger Sub’s representation and warranty set forth in Section 4.8, the Company Board or a duly authorized committee thereof has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are inapplicable to the execution, delivery and performance of this Agreement, the Tender and Support Agreements and the consummation of the Transactions. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Governing Documents is, or at the Effective Time will be, applicable to the Shares, the Offer, the Merger or the other Transactions.

Section 3.22         Vote Required. No stockholder votes or consents are necessary to authorize or adopt this Agreement or to consummate the Transactions.

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Section 3.23         Foreign Corrupt Practices. Neither the Company, any Company Subsidiary, nor, to the Knowledge of the Company, any agent or other person acting on behalf of the Company or any Company Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Company Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, applicable to it.

Section 3.24         USDA. As to each product subject to the jurisdiction of the United States Department of Agriculture (“USDA”) that is manufactured, packaged, labeled, tested, distributed, sold, or marketed by the Company or any Company Subsidiaries (each such product, a “Regulated Product”), such Regulated Product is being manufactured, packaged, labeled, tested, distributed, sold or marketed in compliance, in all material respects, with all applicable requirements under applicable USDA Laws relating to testing, development, registration, premarket clearance, licensure, application approval, product listing, quotas, labeling, advertising, record keeping and filing of reports. To the Company’s Knowledge, there is no pending, completed or threatened Legal Proceeding against the Company or any Company Subsidiary, and none of the Company or any of the Company Subsidiaries has received any notice, warning letter or other written communication from the USDA which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Regulated Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any Regulated Product, (iii) enjoins production at any facility of the Company or any of its Subsidiaries, (iv) enters or proposes to enter into a consent decree of permanent injunction with the Company or any of the Company Subsidiaries, or (v) otherwise alleges any violation of any Laws by the Company or any of the Company Subsidiaries. The Company has not been informed in writing by the USDA that the USDA will prohibit the marketing, sale, license or use in the United States of any product produced or marketed by the Company. With respect to any product produced or marketed by the Company that was created through biolistic technology or other biotechnology not utilizing bacterium or viruses, the USDA has not informed the Company in writing that the USDA considers such product a Regulated Product.

Section 3.25         No Other Representations. Except for the representations and warranties contained in Article IV, the Company acknowledges that neither Parent nor Merger Sub nor any Representative of Parent or Merger Sub makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or with respect to any other information provided or made available to the Company in connection with the Transactions.

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Article IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as disclosed in the applicable section of the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), Parent and Merger Sub jointly represent and warrant to the Company as set forth below.

Section 4.1           Qualification, Organization, Subsidiaries, etc.. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, with respect to jurisdictions that recognize the concept of good standing, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. All of the issued and outstanding shares of capital stock of, or other equity interests in, Merger Sub are issued directly to and owned directly by Parent.

Section 4.2           Corporate Authority Relative to this Agreement; No Violation.

(a)          Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Parent Board and, except for the filing of the Certificate of Merger with the DSOS, no other corporate proceedings on the part of Parent are necessary to authorize the consummation of the Transactions. Parent, as sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub a written consent adopting this Agreement, such written consent by its terms to become effective immediately following the execution of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, Enforceable against Parent and Merger Sub.

(b)          The execution and delivery by Parent and Merger Sub of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of Contract binding upon Parent or result in the creation of any Lien upon any of the properties, rights or assets of Parent, (ii) conflict with or result in any violation of any provision of the respective organizational documents of Parent or Merger Sub or (iii) assuming all consents, approvals, authorizations and permits set forth on Section 4.2(c) of the Parent Disclosure Schedule have been obtained and all filings and notifications set forth on Section 4.2(c) of the Parent Disclosure Schedule have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Laws applicable to Parent or any of its properties or assets, other than in the case of clause (i), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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(c)          The execution and delivery by Parent and Merger Sub of this Agreement do not, and the consummation of the Transactions and compliance with the provisions hereof will not, with or without notice of lapse of time, or both), require the consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the DSOS, (ii) compliance with the applicable requirements of the Exchange Act and the Securities Act or any other applicable U.S. state or federal or foreign securities Laws, (iii) filings with the SEC as may be required by Parent or Merger Sub in connection with this Agreement and the Transactions, (iv) such filings as may be required under the rules and regulations of NASDAQ, and (v) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity or any other Person, individually or in the aggregate, would not be material to Parent or Merger Sub, taken as a whole, or prevent or materially delay, or would reasonably be expected to prevent or delay, the Offer or the Merger or performance by Parent of their respective obligations under this Agreement.

Section 4.3           Compliance with Law. Parent and Merger Sub are in material compliance with and are not in default under or in violation of any Laws, applicable to Parent, Merger Sub or any of their respective properties or assets.

Section 4.4           Information Supplied. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such documents are filed with the SEC, or at the time such documents are first published, amended or supplemented, sent or given to the Company’s stockholders or at the Offer Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 4.4 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to Parent in writing by the Company or the Company Subsidiary or any of their Representatives specifically for inclusion therein.

Section 4.5           Sufficiency of Funds; Solvency.

(a)          Parent has and will have, and shall cause Merger Sub to have, at the Offer Acceptance Time and at the Closing, the funds necessary to consummate the Offer, the Merger and the other Transactions, including payment in cash of the aggregate Merger Consideration on the Closing Date, and to pay all related fees and expenses required to be paid by Parent and Merger Sub, and to perform their other respective obligations, under this Agreement.

(b)          Without limiting Section 6.6, in no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

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(c)          Immediately following the Closing, Parent and Surviving Corporation will be, individually and on a consolidated basis, Solvent after giving effect to the transactions contemplated by this Agreement or by Parent or any of its affiliates.

Section 4.6           Investigations; Litigation. As of the date of this Agreement (a) there is no investigation or review pending or, to the knowledge of Parent, threatened by any Governmental Entity with respect to Parent or any of its properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (a) or (b), would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, challenge the validity or propriety of the Offer or the Merger or otherwise seek to prevent or materially delay the consummation of the Offer or the Merger or performance by Parent and Merger Sub of their obligations under this Agreement.

Section 4.7           Finders and Brokers. Neither the Parent nor Merger Sub, nor any of their respective affiliates, nor any of their respective officers or directors in their capacity as officers or directors, has employed any investment banker, broker or finder in connection with the Transactions, other than Moelis & Company, who would be entitled to any fee, commission in connection with or upon consummation of the Offer, the Merger or the Transactions.

Section 4.8           Stock Ownership. Neither Parent, Merger Sub nor any of their respective “affiliates” or “associates” (as defined in Section 203 of the DGCL) is, nor at any time during the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Parent does not directly or indirectly own, and at all times for the past three (3) years, has not owned, beneficially or otherwise, in excess of 1% of the Common Shares.

Section 4.9           No Merger Sub Activity. Merger Sub was formed solely for the purpose of engaging in the Transactions and, except for obligations or liabilities incurred in connection with its incorporation or organization and the Transactions, Merger Sub has not and will not prior to the Closing Date have incurred, directly or indirectly, through any other Subsidiary or affiliate of Parent or otherwise, any obligations or liabilities or have engaged in any business activities or conducted any operations of any type whatsoever (other than in connection with the Transactions). Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

Section 4.10         No Other Representations. Except for the representations and warranties contained in Article III, Parent acknowledges that neither the Company nor any Representative of the Company makes, and Parent acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or with respect to any other information provided or made available to Parent in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or to Parent’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

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Article V

COVENANTS RELATING TO CONDUCT
OF BUSINESS PENDING THE CLOSING

Section 5.1           Conduct of Business by the Company Pending the Closing. The Company agrees that between the date of this Agreement and the Effective Time or the time, if any, at which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Section 5.1 of the Company Disclosure Schedule, (b) as specifically required by this Agreement, (c) as required by Law or (d) as consented to in writing by Parent, the Company (i) shall and shall cause each Company Subsidiary to, use its reasonable best efforts to prevent the occurrence of a Company Material Adverse Effect, conduct its business, in all material respects, in the ordinary course of business, including by using commercially reasonable efforts to preserve intact its and their present business organizations, material assets and the Material Intellectual Property and to preserve its and their present relationships with Persons with whom it and they have material business relations; provided, however, that no action that is specifically permitted by any of clauses (a) through (s) of this Section 5.1 shall be deemed a breach of this clause (i) and (ii) agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned) the Company shall not, and shall not permit any Company Subsidiary to:

(a)          except for a Company Certificate Reverse Split Amendment effected in compliance with Section 6.10 of this Agreement, amend or otherwise change the Company Certificate or Company Bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b)          issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) (except for the issuance of (i) the Top-Up Shares upon exercise of the Top-Up Option or (ii) Common Shares issuable pursuant to the Company Options, the Company Warrants or the Preferred Shares, as the case may be, which Company Options, Company Warrants, Preferred Shares or rights, as the case may be, are outstanding on the date hereof);

(c)          redeem, repurchase or otherwise acquire, directly or indirectly, any Shares (other than pursuant a repurchase right in favor of the Company with respect to unvested shares at no more than cost);

(d)          incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create a Lien on any assets (except for (i) sales of assets in the ordinary course of business and (ii) dispositions of obsolete or worthless assets) provided, however, that, if the Closing has not occurred on or before August 15, 2016, the Company shall have the right, in consultation with Parent, to incur indebtedness for borrowed money, or issue or sell debt securities, with a principal amount not to exceed $2,000,000 on such terms as are consented to by Parent in writing (such consent not to be unreasonably withheld, delayed or conditioned; it being understood and agreed that, in no event, shall Parent be required to consent to the incurrence of any indebtedness, or the issuance of sale of debt securities, that would result in the creation or imposition of any Lien on any of the assets of the Company or any Company Subsidiaries or that cannot be prepaid at any time prior to maturity without penalty or prepayment fees);

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(e)          accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Company Options, Restricted Shares, Company Warrants, Contract or this Agreement or as may be required by applicable Law;

(f)          except for a Company Certificate Reverse Split Amendment effected in compliance with Section 6.10 of this Agreement, (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or (iv) take any action that would modify or change any term in any material respect of any Indebtedness of the Company or any of the Company Subsidiaries; or propose to do any of the foregoing;

(g)          sell, lease, assign, transfer, abandon, fail to maintain, license, sublicense, subject to any Lien or otherwise dispose of any Material Intellectual Property or a material asset of the Company or a Company Subsidiary except (i) pursuant to existing Company Material Contracts or commitments, or (ii) licenses or sales of inventory in the ordinary course of business;

(h)          subject to Section 5.3, (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, (ii) enter into or amend any Company Material Contract or grant any release or relinquishment of any material rights under any Company Material Contract, (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole, or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(h);

(i)          forgive any loans to any Person, including its employees, officers, directors or affiliates;

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(j)          except to the extent required by applicable Laws or as required by any Company Benefit Plan or Material Contract in effect as of the date hereof (i) increase the compensation payable or to become payable to its directors, officers, employees or consultants or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer (except for officers who are terminated on an involuntary basis), employee or consultant, (ii) modify any existing salary, bonus, commission, severance, equity compensation or other equity arrangement or any other compensatory arrangement with any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan) or modify or waive any of the terms or conditions thereof or the performance or other criteria or conditions to payment or earning thereof, (iii) establish, adopt, enter into or amend any collective bargaining agreement, any Company Benefit Plan or any other bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer, consultant or employee, or (iv) declare, pay, commit to, approve, or undertake any obligation of any other kind for the payment by the Company or any of the Company Subsidiaries of a bonus, commission or other additional salary, compensation or employee benefits to any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan);

(k)          hire or engage any employees, consultants or contractors, except for (i)  repair and maintenance contractors or (ii) outside legal counsel;

(l)          take any action, other than as required by applicable Law or GAAP, to change accounting policies or procedures (following consultation with the Company’s independent auditor);

(m)          agree to any exclusivity, non-competition, most favored nation, or similar provision or covenant restricting the Company, any of the Company Subsidiaries or any of their respective Affiliates from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Affiliates after the Effective Time;

(n)          enter into any Contract, or relinquish or terminate any Contract or other right, in any individual case with an annual value in excess of $100,000 or with a value over the life of the Contract in excess of $250,000;

(o)          make, change or revoke any material Tax election, change any Tax accounting period, amend any material Tax Returns or file any material claim for Tax refunds, enter into any closing agreement or Tax ruling, enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than any customary commercial or financing agreements, entered into in the ordinary course of business), consent to any waiver or extension with respect to any Tax proceeding, file any material Tax Return, in a manner inconsistent with past practice, file any material amended Tax Return, or settle or compromise any material Tax liability, surrender any right to claim a material Tax refund (including any such refund to the extent it is used to offset or otherwise reduce Tax liability), or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

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(p)          (i) pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities or obligations (x) fully reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Company SEC Documents or (y) incurred in the ordinary course of business and in an amount less than $100,000 or (ii) cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

(q)          enter into, or agree to enter into, any material partnership arrangements, joint development agreements or strategic alliances;

(r)          initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except in connection with this Agreement); or

(s)          take, or agree in writing or otherwise to take, any of the actions described in this Section 5.1(a) through (r) above.

Section 5.2           No Solicitation.

(a)          From and after the date of this Agreement until the earlier of the Offer Acceptance Time or the time, if any, at which this Agreement is terminated in accordance with Section 8.1 (the “Pre-Closing Period”), the Company agrees that it shall not (and that the Company shall cause each Company Subsidiary not to), and that it shall use its best efforts to cause its Representatives not to, directly or indirectly, solicit, initiate, knowingly encourage or knowingly facilitate the submission or an announcement of any Company Competing Proposal or the making of any inquiry, offer or proposal that could reasonably be expected to lead to any Company Competing Proposal or, except as otherwise specifically provided for in this Section 5.2, (i) participate in any negotiations regarding any Company Competing Proposal, (ii) afford any Person access to the business, properties, assets, employees, officers, directors, books or records of the Company or any Company Subsidiary, or furnish to any Person any nonpublic information relating to the Company or any Company Subsidiary, in each case, in connection with any Company Competing Proposal or any inquiry, offer or proposal that could reasonably be expected to lead to any Company Competing Proposal, (iii) engage in discussions with any Person with respect to any Company Competing Proposal or any inquiry, offer or proposal that could reasonably be expected to lead to any Company Competing Proposal, (iv) waive, terminate, modify or release any Person from any provision of or grant any permission, waiver or request under, or fail to enforce, any “standstill” or similar agreement or obligation (except that the Company may waive such a “standstill” or similar agreement or obligation solely to permit a Person privately to make a Competing Company Proposal to the Company Board if the Company Board has determined in good faith after consultation with the Company’s outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties of the members of the Company Board under Delaware law), (v) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of the DGCL, (vi) enter into any letter of intent, agreement in principle, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to, or any agreement or commitment (X) contemplating or otherwise providing for, any Company Competing Proposal or (Y) requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or to breach its obligations hereunder, or (vii) resolve, propose or agree to do any of the foregoing. The Company shall immediately cease (and shall cause each Company Subsidiary to cease), and use its best efforts to cause its Representatives to cease, any and all discussions or negotiations with any Person conducted heretofore with respect to any Company Competing Proposal and shall use its reasonable best efforts to cause any such Person (or its agents or advisors) in possession of any nonpublic information relating to the Company or any Company Subsidiary that was furnished by or on behalf of the Company or any Company Subsidiary (including by any Representative of the Company) to return or destroy (and confirm destruction of) all such information within five (5) Business Days of the date hereof. The Company shall immediately terminate the access of any Person to the electronic data room hosted by Merrill Corporation. The Company shall promptly, following the execution of this Agreement, inform its Representatives of the Company’s obligations under this Section 5.2. Without limiting the foregoing, the Company understands, and acknowledges and agrees, that any breach of the obligations set forth in this Section 5.2(a) by any Company Subsidiary or any Representative of the Company shall be deemed to be a breach of this Section 5.2(a) by the Company. For purposes of this Section 5.2, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent and its affiliates (including Merger Sub) and Parent’s Representatives. Notwithstanding anything to the contrary contained in this Agreement, the Company and the Company Subsidiaries and the Company’s Representatives may inform a Person that has made (prior to the date hereof) or makes (after the date hereof) a Company Competing Proposal of the provisions of this Section 5.2 so long as the Company, the Company Subsidiaries and the Company’s Representatives otherwise comply with this Section 5.2 in connection therewith.

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(b)          Notwithstanding the limitations set forth in Section 5.2(a), if the Company receives, prior to the Offer Acceptance Time a bona fide, unsolicited, written Company Competing Proposal from any Person not resulting from or arising out of the Company’s intentional breach of Section 5.2(a), which the Company Board determines, in good faith, after consultation with the Company’s outside legal and financial advisors (i) constitutes a Company Superior Proposal or (ii) would reasonably be expected to result, after the taking of any of the actions referred to in either of clauses (x) or (y) below, in a Company Superior Proposal, then, in either event, with respect to such Company Competing Proposal or Person, the Company may take the following actions: (x) furnish nonpublic information to the Person making such Company Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from such Person an executed Acceptable Confidentiality Agreement (a copy of which the Company shall provide to Parent within twenty-four (24) hours of its execution by the parties thereto) and (y) engage in discussions or negotiations with such Person with respect to the Company Competing Proposal, in each case, if and only if, with respect to each of clauses (x) and (y), the Company Board has determined, in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the members of the Company Board under applicable Law. The Company shall not shall not take any of the actions referred to in clauses (x) and (y) of this Section 5.2(b) unless the Company shall have notified Parent in writing at least twenty-four (24) hours before taking any such action that it intends to take such action.

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(c)          The Company shall notify Parent in writing promptly (but in no event later than twenty-four (24) hours) after receipt by the Company or any Company Subsidiary or any of the Company’s Representatives of any Company Competing Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to a Company Competing Proposal, or any request for nonpublic information relating to the Company or any Company Subsidiary or for access to the business, properties, assets, employees, officers, directors, books or records of the Company or any Company Subsidiary by any Person, in each case in connection with any Company Competing Proposal or inquiry, offer or proposal that would reasonably be expected to lead to a Company Competing Proposal. Such notice shall identify the Person making, and the material terms and conditions of, any such Company Competing Proposal, inquiry, offer, proposal or request. Commencing upon the provision of any notice referred to above in this Section 5.2(c), the Company shall keep Parent informed on a reasonably prompt basis of any material developments with respect to any such Company Competing Proposal and as promptly as practicable provide Parent with copies of any material written materials relating to such Company Competing Proposal or any material change to the financial or other material terms and conditions thereof. The Company shall promptly provide Parent with any nonpublic information concerning the business, present or future performance, financial condition or results of operations of the Company (or any Company Subsidiary), provided to any Person that was not previously provided to Parent. The Company shall provide Parent with at least 24 hours’ prior notice (or such lesser period of prior notice provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Company Competing Proposal.

(d)          Except as otherwise specifically provided for in this Section 5.2(d), the Company Board shall not (i) approve, adopt or recommend or propose publicly to approve, adopt or recommend any Company Competing Proposal, (ii) other than in the case of a Company Competing Proposal in the form of a tender or exchange offer, fail to affirm publicly the Company Board Recommendation upon Parent’s written request within five (5) Business Days after such request after a public announcement of a Company Competing Proposal, (iii) fail to recommend against acceptance of any tender offer or exchange offer (other than the Offer or any other tender offer or exchange offer by Parent or Merger Sub) for the Common Shares or the Preferred Shares prior to the eleventh (11th) Business Day after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, (iv) fail to make the Company Board Recommendation, (v) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, or (vi) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Change of Recommendation”). Notwithstanding anything in this Section 5.2(d) to the contrary, at any time prior to the Offer Acceptance Time, the Company Board may make a Company Change of Recommendation in response to (i) a Company Intervening Event, if and only if (A) the Company Board has determined in good faith that a Company Intervening Event has occurred, (B) the Company complies with Section 5.2(e) and (C) following the expiration of the notice period (and any extensions thereof) described in Section 5.2(e), the Company Board determines, in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the members of the Company Board under applicable Law or (ii) a Company Superior Proposal, if and only if, (X) the Company complies with Section 5.2(e), (Y) Parent does not make, within the notice period (and any extensions thereof) described in Section 5.2(e), an offer that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, to be at least as favorable to the stockholders of the Company as such Company Superior Proposal and (Z) following the expiration of the notice period (and any extensions thereof) described in Section 5.2(e), the Company Board determines, in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the members of the Company Board under applicable Law. In the event that the Company Board makes a Company Change of Recommendation in compliance with this Section 5.2(d), the restrictions set forth in Section 16 of the Confidentiality Agreement shall no longer apply.

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(e)          Prior to the Company making a Company Change in Recommendation in response to an Intervening Event, the Company shall provide Parent with four (4) Business Days’ prior written notice advising Parent that it intends to effect a Company Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Company Intervening Event), and during such four (4) Business Day period, (i) the Company shall negotiate, and cause its Representatives to negotiate, with Parent and its Representatives in good faith (to the extent Parent wishes to negotiate) to enable Parent to inquire into the facts underlying such Company Intervening Event and to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for the Company Board to make a Company Change of Recommendation and (ii) the Company shall consider in good faith any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Company Change of Recommendation. Prior to the Company making a Company Change in Recommendation in response to a Company Superior Proposal, the Company shall provide Parent with four (4) Business Days’ prior written notice (it being understood and agreed that each material amendment to the applicable Company Superior Proposal, including any revision to price, shall require a new notice and an additional two (2) Business Day period and that there may be multiple extensions of the notice period) advising Parent that the Company Board intends to take such action and contemporaneously providing to Parent a copy of the Company Superior Proposal, a copy of any proposed agreements for such Company Superior Proposal (including any financing commitments related thereto) (or, in each case, if not provided in writing to the Company or any of its Representatives, a written summary of the terms thereof) and the identity of the Person making the Company Superior Proposal, and during such four (4) Business Day period (or subsequent two (2) Business Day period or periods), (x) the Company shall negotiate, and cause its Representatives to negotiate, with Parent and its Representatives in good faith (to the extent Parent wishes to negotiate) to enable Parent to determine whether to propose revisions to the terms of this Agreement or any other agreement related to the Transactions such that such Company Superior Proposal would no longer constitute a Company Superior Proposal and (y) the Company shall consider in good faith any proposal by Parent to amend the terms and conditions of this Agreement or any other agreement related to the Transactions such that such Company Superior Proposal would no longer constitute a Company Superior Proposal.

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(f)          Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board has reasonably determined in good faith after consultation with the Company’s outside legal counsel that the failure to do so would be inconsistent with the fiduciary duties of the members of the Company Board under applicable Delaware Law or if such disclosure is otherwise required by Law; provided, however, that this Section 5.2(f) shall not permit the Company Board to make a Company Change of Recommendation except in compliance with Section 5.2(d) and Section 5.2(e).

(g)          References in this Section 5.2 to the “Company Board” shall include, to the extent applicable, a duly authorized committee thereof.

Section 5.3           Persephone Divestiture Transaction. Notwithstanding anything to the contrary in this Agreement, from the date hereof through the Effective Time, the Company may solicit from Persons proposals that exclusively relate to a Persephone Divesture Transaction and may negotiate with Persons the terms of a Persephone Divesture Transaction; provided, however, the Company agrees that it shall not enter into a definitive agreement with respect to any Persephone Divestiture Transaction without Parent’s prior written consent.

Article VI

ADDITIONAL AGREEMENTS

Section 6.1           Access; Confidentiality; Notice of Certain Events.

(a)          During the Pre-Closing Period, to the extent permitted by applicable Law, the Company shall, and the Company shall cause each of the Company Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance notice to all of the respective properties, offices, books, contracts, commitments, personnel and records of the Company and the Company Subsidiaries and, during such period, the Company and Parent shall, and Company shall cause each of the Company Subsidiaries to, furnish reasonably promptly to Parent and Parent’s Representatives all information (financial or otherwise) concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, the Company shall not be required by this Section 6.1 to provide Parent and Parent’s Representatives with access to or to disclose information (A) that such Party or its Representatives is prohibited from providing under the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business and not otherwise in breach of this Agreement (provided, however, that the Company shall use reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any applicable Law or legal duty (provided, however, that the Company shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such Law or duty) or (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the Parent and Parent’s Representatives shall use reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Parent shall use reasonable best efforts to minimize any disruption to the businesses of the Company that may result from the requests for access, data and information hereunder.

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(b)          Parent shall hold, and shall cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and shall otherwise comply with, the terms of the Confidentiality Agreement.

(c)          The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Offer, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other Transactions, (ii) of any Legal Proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to this Agreement, the Offer, the Merger or other Transactions, (iii) any notice or other communication received by any Party from any Person requesting the convening of a meeting of the shareholders of such Party and (iv) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or, in the case of the Company, any of the Company Subsidiaries, which would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. In addition, the Company shall give prompt notice to Parent of any inaccuracy of any representation or warranty of the Company or breach of any covenant or agreement by the Company contained in this Agreement at any time during the term hereof that would reasonably be expected to cause the Minimum Condition or items (b)(i) or (ii) in Annex I not to be satisfied at the Offer Acceptance Time.

Section 6.2           Reasonable Best Efforts.

(a)          Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and (ii) using its reasonable best efforts to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary to be obtained by such Party from any third party or any Governmental Entity in order to consummate the Merger or any of the other Transactions.

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(b)          Notwithstanding anything to the contrary herein, in connection with the receipt of any necessary approvals or clearances by Governmental Entities (including under any applicable antitrust Law), nothing in this Agreement shall require Parent or any of its affiliates to, nor shall the Company or any of its affiliates without the prior written consent of Parent agree or proffer to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the business or assets of Parent, the Company or any of their respective affiliates. Notwithstanding anything to the contrary herein, in no event shall Parent or any of its affiliates be obligated to litigate or participate in the litigation of any Legal Proceeding, whether judicial or administrative, brought by any Governmental Entity or appeal any order (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the Offer or the consummation of the Merger or the other Transactions or seeking to obtain from Parent or any of its affiliates any damages in connection therewith, or (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective affiliates of all or any portion of the business, assets or any product of the Company or any of its affiliates or Parent or any of its affiliates or to require any such Person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or enter into a consent decree or hold separate all or any portion of the business, assets or any product of the Company or any of its affiliates or Parent or any of its affiliates, in each case as a result of or in connection with the Offer, the Merger or any of the other Transactions.

Section 6.3           Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates or Representatives, shall issue or cause the publication of any press release or other public announcement with respect to the Offer, the Merger or this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless (i) such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Offer, the Merger, this Agreement or the other Transactions, or (ii) such press release or other public announcement relates to a Company Competing Proposal and is expressly permitted under Section 5.2, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement as far in advance as practicable and shall give due consideration to all reasonable additions, deletions or changes suggested thereto.

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Section 6.4           Directors’ and Officers’ Insurance and Indemnification. For not less than six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law; provided, however, that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer or director of the Company or any of the Company Subsidiaries or of any Person serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee or agent of another Person, to the fullest extent permitted by Law or provided pursuant to the Company Governing Documents, the organizational documents of any Company Subsidiary or any agreement set forth on Section 6.4 of the Company Disclosure Schedule, as in existence on the date of this Agreement. The Parties agree that for six (6) years after the Effective Time all rights to elimination or limitation of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the Company Governing Documents or the organizational documents of any Company Subsidiary or any agreement set forth on Section 6.4 of the Company Disclosure Schedule shall survive the Merger and shall continue in full force and effect. For six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the provisions in the Company Governing Documents and the organizational documents of any Company Subsidiary and any agreement set forth on Section 6.4 of the Company Disclosure Schedule with any Indemnified Party, in each case, regarding elimination or limitation of liability, indemnification of officers, directors, employees and agents or other fiduciaries and advancement of expenses that are in existence on the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions) without the consent of such Indemnified Party. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy as of the date of this Agreement or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement or, if less, the cost of a policy providing coverage on the same terms as the Company’s existing policy as of the date of this Agreement; provided, further, that the Company may prior to the Effective Time substitute therefor a single premium tail coverage with respect to D&O Insurance with an annual cost not in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement. Notwithstanding anything in this Section 6.4 to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.4, the provisions of this Section 6.4 that require the Surviving Corporation to indemnify and advance expenses shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4. The rights and obligations under this Section 6.4 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

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Section 6.5           Takeover Statutes. The Parties shall (a) take all action necessary so that no Takeover Statute or, in the case of the Company, any similar provision of the Company Governing Documents, is or becomes applicable to the Merger, the Tender and Support Agreements or any of the other Transactions and (b) if any such Takeover Statute or, in the case of the Company, any similar provision of the Company Governing Documents, is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

Section 6.6           Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its respective obligations under this Agreement and to cause Merger Sub to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.7           Employee Benefits Matters.

(a)          Each employee who, after the Closing Date, continues to be actively employed by the Parent or the Surviving Corporation or any Subsidiary thereof (the “Continuing Employees”), will receive credit, under each employee benefit plan sponsored by Parent under which such Continuing Employee is eligible to participate, for periods of employment with the Company (including any current or former affiliate of the Company or any predecessor of the Company to the extent such service was recognized by the respective Company Benefit Plan) for purposes of calculating such Continuing Employee’s eligibility and vesting service and, in addition, for purposes of calculating benefit amounts under any severance or vacation plan; provided, prior service credit will not be recognized to the extent that it would result in a duplication of benefits with respect to the same period of service.

(b)          If requested by Parent in writing delivered to the Company not less than ten (10) Business Days before the Closing Date, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to fully terminate any 401(k) plans maintained by the Company or any of its Subsidiaries (collectively, the “Company 401(k) Plans”), fully vest the accounts of all participants in such Company 401(k) Plans as required by Law and amend such Company 401(k) Plans to the extent necessary to allow for a rollover distribution of a plan loan (as noted below), effective as of the day prior to the Closing Date. Following the Effective Time and as soon as practicable following the termination of the Company 401(k) Plans, the assets thereof shall be distributed to the participants. Parent or the Surviving Corporation shall permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in an amount equal to the full account balance (including outstanding loan balances) distributed to such Continuing Employees from the Company 401(k) Plans to Parent’s or the Surviving Corporation’s applicable 401(k) plan, subject to any rules or procedures of the Parent’s or the Surviving Corporation’s 401(k) plan.

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(c)          No Continuing Employee or any other Person (including any current or former employee, leased employee, independent contractor or consultant of the Company, any Company Subsidiary or any affiliate) is a third party beneficiary of any term in this Section 6.7. Nothing in this Agreement shall confer upon any Continuing Employee (or any current or former employee, leased employee, independent contractor or consultant of the Company, Company Subsidiaries, Parent, Merger Sub, Surviving Corporation or any of their affiliates) any right to continue in the employ or service of Parent, Merger Sub, the Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, Merger Sub, the Surviving Corporation or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee (or the employment of any other individual) at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of the Parent, Merger Sub, Surviving Corporation or any affiliate of Parent, (ii) create any third party rights in any current or former service provider of the Company, the Company Subsidiaries or affiliates (or any beneficiaries or dependents thereof), or (iii) alter or limit the ability of the Surviving Corporation, Parent or any of their respective affiliates to amend, modify or terminate any Company Benefit Plan or other employee benefit program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

(d)          The Company shall provide Parent with a copy of any written communications intended for distribution to any current or former employees of the Company or any of the Company Subsidiaries if such communications relate to such current or former employee’s employment relationship in connection with any of the Transactions, and shall provide Parent with a reasonable opportunity to review and comment on such communications prior to distribution.

Section 6.8           Security Holder Litigation. Each Party shall provide the other Party prompt oral notice (but in any event within twenty-four (24) hours) of any litigation brought or threatened by any stockholder of that Party against such Party, any of its Subsidiaries or any of their respective directors or officers relating to the Merger, this Agreement or any of the Transactions. Unless, in the case of such litigation with respect to the Company, the Company Board (or a duly authorized committee thereof) has made a Company Change of Recommendation pursuant to Section 5.2, the Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense, prosecution or settlement of any such litigation, and the Company shall not offer to settle any such litigation, nor shall any such settlement be agreed to without Parent’s prior written consent. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.8 and Section 5.1 or Section 6.2, the provisions of this Section 6.8 shall control.

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Section 6.9           Delisting. Subject to Section 6.10, and notwithstanding any provision to the contrary in this Agreement other than Section 6.10, the Company may pay any commercially reasonable fee, penalty or other amount, submit any application or other document to NASDAQ, and take, or agree to take, any other appropriate action reasonably necessary to appeal or prevent any possible delisting of the Common Shares from NASDAQ prior to the Effective Time. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Common Shares from NASDAQ and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time. If the Company is delisted from NASDAQ after the date hereof, prior to the Effective Time the Company may pursue the listing or trading of the Company’s Common Shares on another exchange or trading market; provided, however, that the Company shall not incur any expense in excess of $100,000 in connection with the pursuit of such listing or trading without the prior, written consent of Parent.

Section 6.10         Company Certificate Amendment. The Company shall have the right to effect a reverse stock split of the Common Shares by filing a Company Certificate Reverse Split Amendment at any time after the date of this Agreement and prior to the commencement of the Offer, provided that the Company shall (i) provide at least three (3) Business Days’ notice to Parent before filing the Company Certificate Reverse Split Amendment with the DSOS, (ii) provide Parent an opportunity to review and comment on the form of the Company Certificate Reverse Split Amendment, including the ratio of the proposed reverse stock split and (iii) reasonably consider Parent’s comments and input into the size of the reverse stock split. Following the commencement of the Offer until the earlier of the Effective Time of the termination of this Agreement pursuant to Article VIII, the Company shall not, unless necessary to maintain its NASDAQ listing following the expiration of all available extension periods and the exhaustion of all available appeals processes, effect a reverse stock split of the Common Shares or file a Company Certificate Reverse Split Amendment without the prior, written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 6.11         Rule 14d-10 Matters. Prior to the Offer Acceptance Time, the Company (acting through the Company Board and its compensation committee) shall take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement entered into on or after the date hereof by the Company or any of its affiliates, or the agreements set forth on Section 6.11 of the Company Disclosure Schedule by the Parent or any of its affiliates, with current or future directors, officers or employees of the Company and its affiliates and to ensure that any such arrangements fall within the safe harbor provisions of such Rule. Parent and its counsel shall be given reasonable opportunity to review and comment on any resolutions proposed for adoption by the Company Board or its compensation committee in connection with this Section 6.11 prior to adoption.

Section 6.12         Section 16 Matters. Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company and any affiliate of a director of the Company that may rely on Rule 16b-3.

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Article VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1           Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Parent and the Company, as the case may be, to the extent permitted by applicable Law:

(a)          No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Governmental Entity of competent jurisdiction and remain in effect, and there shall not be any action taken, any Law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Entity which directly or indirectly prohibits, or makes illegal, the consummation of the Merger.

(b)          Consummation of Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment all of the Common Shares validly tendered pursuant to the Offer and not validly withdrawn.

(c)          Triggering Event. If a Triggering Event has occurred, Merger Sub shall hold Common Shares (including Common Shares validly tendered into the Offer and not validly withdrawn (but not including any Common Shares tendered pursuant to guaranteed delivery procedures that have not yet been received by the depository for the Offer in full settlement or satisfaction of such guarantee) and including any Top-Up Shares) representing at least ninety percent (90%) of the Common Shares then outstanding.

Section 7.2           Frustration of Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1 if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate the transactions contemplated by this Agreement, as required by and subject to Section 6.2.

Article VIII

TERMINATION

Section 8.1           Termination. This Agreement may be terminated, and the Offer and Merger may be abandoned (notwithstanding adoption of this Agreement by Parent as sole stockholder of Merger Sub):

(a)          at any time prior to the Effective Time, by mutual written consent of Parent and the Company;

(b)          at any time prior to the Effective Time, by either Parent or the Company, by written notice to the other, if a court of competent jurisdiction or other Governmental Entity of competent jurisdiction has issued a final and nonappealable order, decree or ruling, adopted any applicable Law, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Common Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal; provided, however, that a Party terminating this Agreement pursuant to this Section 8.1(b) shall remain liable to the other Party if such terminating Party has not complied with its obligations under Section 6.2 prior to such termination;

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(c)          at any time prior to the Offer Acceptance Time, by Parent, by written notice to the Company, if (i) the Company Board or any committee thereof has made a Company Change of Recommendation or otherwise approved, endorsed or recommended a Competing Company Proposal or (ii) the Company, any Company Subsidiary or any of their Representatives has materially breached any of the obligations under Section 5.2;

(d)          at any time prior to the Effective Time, by either Parent or the Company, by written notice to the other, if (i) the Offer Acceptance Time has not occurred on or prior to the close of business on the ninetieth (90th) day after the date hereof (the “End Date”) or (ii) the Offer is terminated or withdrawn pursuant to its terms and the terms of this Agreement; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to either clause of this Section 8.1(d) if a breach by such Party of any provision of this Agreement shall have been the primary cause of, or resulted in, the event specified in such clause;

(e)          at any time prior to the Offer Acceptance Time, by the Company, by written notice to Parent, in order to accept a Company Superior Proposal and enter into the Superior Proposal Acquisition Agreement relating to such Company Superior Proposal if the Company Board, or a duly authorized committee thereof, has authorized the Company, in compliance with the terms of this Agreement (including Section 5.2), to make a Change in Company Recommendation as a result of such Company Superior Proposal; provided, however, that the Company has paid all amounts due pursuant to Section 8.2(b) in accordance with the terms, and at the times, specified therein; and provided, further, that, in the event of such termination, the Company substantially concurrently enters into the Superior Proposal Acquisition Agreement;

(f)          at any time prior to the Offer Acceptance Time, by Parent, by written notice to the Company, if a breach of any representation or warranty or failure to perform any covenant or obligation contained in this Agreement on the part of the Company has occurred that would cause a failure of the conditions in Annex I to be satisfied, including any Effect that would cause a failure of the condition set forth in Section (b)(iv) of Annex I to have occurred; provided, however, that, for purposes of this Section 8.1(f), if such a breach is curable by the Company through the exercise of commercially reasonable efforts by the earlier of the End Date and thirty (30) days following the date on which Parent gives the Company notice of such breach, and the Company is continuing to use commercially reasonable efforts to cure such breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such breach unless such breach remains uncured upon the earlier of the End Date and the expiration of such thirty (30)-day period;

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(g)          at any time prior to the Offer Acceptance Time, by the Company, by written notice to Parent, if a breach of any representation or warranty or failure to perform any covenant or obligation contained in this Agreement on the part of Parent has had a Parent Material Adverse Effect; provided, however, that, for purposes of this Section 8.1(g), if such a breach is curable by Parent through the exercise of commercially reasonable efforts by the earlier of the End Date and thirty (30) days following the date on which the Company gives Parent notice of such breach, and Parent is continuing to use commercially reasonable efforts to cure such breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such breach unless such breach remains uncured upon the earlier of the End Date and the expiration of such thirty (30)-day period; or

(h)          at any time prior to the Offer Acceptance Time, by the Company, by written notice to Parent, if Merger Sub shall have terminated the Offer prior to the Expiration Date other than in accordance with this Agreement.

Section 8.2           Effect of Termination.

(a)          In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 8.2 and Article IX shall survive such termination; provided, however, that nothing herein shall relieve any Party from liability for (i) fraud or (ii) a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination, if such termination results from such breach by a Party of its representations, warranties, covenants or agreements set forth in this Agreement.

(b)          Company Termination Fee.

(i)          If Parent terminates this Agreement pursuant to Section 8.1(c), the Company shall pay or cause to be paid to Parent a fee of $695,000 in cash (the “Company Termination Fee”) within two (2) Business Days after such termination.

(ii)         If (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(d) or Parent terminates this Agreement pursuant to Section 8.1(f), (B) a Company Competing Proposal shall have been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of such termination, and (C) within twelve (12) months of such termination (1) the Company consummates any transaction contemplated by any Company Competing Proposal, or (2) the Company enters into a definitive agreement providing for any Company Competing Proposal, then the Company shall pay or cause to be paid to Parent the Company Termination Fee within two (2) Business Days after the consummation of such transaction, or the entry into of such definitive agreement.

(iii)        If the Company terminates this Agreement pursuant to Section 8.1(e), the Company shall pay or cause to be paid to Parent the Company Termination Fee on the day such termination occurs and substantially concurrently with such termination.

(iv)        In the event any amount is payable pursuant to this Section 8.2(b), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent.

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(v)         For the avoidance of doubt, in no event shall the Company be obligated to pay the Company Termination Fee on more than one (1) occasion.

(c)          Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that the Company Termination Fee is not a penalty, but rather is a reasonable amount that shall compensate Parent and Merger Sub in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

Article IX

MISCELLANEOUS

Section 9.1           Amendment and Modification; Waiver.

(a)          Subject to applicable Law and except as otherwise provided in this Agreement, prior to the Effective Time, this Agreement may be amended, modified and supplemented, by written agreement of each Party (as approved by action taken by its board of directors or a duly authorized committee thereof). This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b)          At any time prior to the Effective Time, to the extent permitted by applicable Law, the Parties may, by action taken or authorized by each Party’s board of directors, or a duly authorized committee thereof, (i) extend the time for the performance of any of the obligations or acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties set forth in this Agreement or any document delivered pursuant hereto or (iii) subject to applicable Law, waive compliance with any of the agreements or conditions of the other Parties contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 9.2           Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time. The Parties acknowledge and agree that, from and after the Effective Time, they shall not be permitted to make, and no Party shall have any liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein or any covenant or agreement herein that is to have been performed by another Party on or prior to the Closing.

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Section 9.3           Expenses. Except as otherwise expressly provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses.

Section 9.4           Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) if delivered by hand, when delivered, (b) if sent on a Business Day by email or facsimile transmission before 11:59 p.m. (recipient’s time) and receipt is confirmed, when transmitted, (c) if sent by email or facsimile transmission on a day other than a Business Day and receipt is confirmed, on the Business Day following the date on which receipt is confirmed, (d) if sent by email or facsimile transmission after 11:59 p.m. (recipient’s time) and receipt is confirmed, on the Business Day following the date on which receipt is confirmed, (e) if sent by registered, certified or first class mail, the third (3rd) Business Day after being sent, and (f) if sent by overnight delivery via a national courier service, one (1) Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties hereto):

(a)          If to Parent or Merger Sub:

c/o Land O’Lakes, Inc.
4001 Lexington Avenue North
Arden Hills, MN 55126
Attn.: Matthew Smith, Corporate Counsel
E-Mail: MDSmith@landolakes.com
Facsimile: (651) 375-2832

With a copy, which shall not constitute notice, to:

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402
Attn.: Jonathan A. Van Horn
E-Mail: van.horn.jonathan@dorsey.com
Facsimile: (612) 340-2868

(b)          If to the Company:

Ceres, Inc.
1535 Rancho Conejo Blvd.
Thousand Oaks, CA 91320
Attn.: Chief Executive Officer
Email: legaldepartment@ceres.net
Facsimile: (805) 499-9017

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With a copy, which shall not constitute notice, to:

K&L Gates LLP

134 Meeting Street, Suite 500

Charleston, SC 29401
Attn.: Michael D. Bryan

James M. Herriott
E-Mail: Mike.Bryan@klgates.com

James.Herriott@klgates.com
Facsimile: (843) 579-8801

Section 9.5           Certain Definitions. For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company or Parent, as applicable, than those contained in the Confidentiality Agreement and containing additional provisions that expressly permit the Company to comply with the terms of Section 5.2.

“Agreement” has the meaning set forth in the Preamble.

“Book-Entry Shares” has the meaning set forth in Section 2.5(b).

“Brazil Sub” means Ceres Sementes do Brazil Ltda., a company organized under the laws of Brazil and a Company Subsidiary.

“BSV Warrant” has the meaning set forth in Section 2.9(a).

“Business Days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act; provided, however, that a day on which banks in New York City are authorized or obligated by Law or executive order to close shall not be a “Business Day”.

“Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Convertible Preferred Stock of the Company, filed with the DSOS on December 17, 2015.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 2.5(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Common Consideration” has the meaning set forth in Section 2.5(a)(iii).

“Common Offer Price” has the meaning set forth in the Recitals.

“Common Shares” has the meaning set forth in the Recitals.

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“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plans” has the meaning set forth in Section 6.7(b).

“Company Benefit Plans” has the meaning set forth in Section 3.9(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 1.3(a).

“Company Bylaws” means the bylaws of the Company, as amended and restated as of the date of this Agreement.

“Company Capitalization Date” has the meaning set forth in Section 3.2(a).

“Company Certificate” means the Certificate of Incorporation of the Company as amended, amended and restated and supplemented and in effect on the date hereof.

“Company Certificate Reverse Split Amendment” means an amendment to the Company Certificate that effects a reverse stock split of the Common Shares within the range of 1-for-10 to 1-for-20.

“Company Change of Recommendation” has the meaning set forth in Section 5.2(d).

“Company Competing Proposal” means any proposal or offer made by a Person or group (other than a proposal or offer by Parent or any of its Subsidiaries) at any time, including any amendment or modification to any proposal or offer, with respect to any transaction or series of related transactions involving (i) any merger, consolidation, spin-off, share exchange (including a split-off) or business combination, joint venture or similar transaction involving the Company or any of its Subsidiaries representing 20% or more of the consolidated assets or annual revenues of the Company and its Subsidiaries, taken as a whole, (ii) any sale, lease, exchange, mortgage, transfer, license (other than licenses in the ordinary course of business), or other disposition of 20% or more of the consolidated assets (including the equity of the Company Subsidiaries) of the Company and its Subsidiaries, taken as a whole (measured by the lesser of book or fair market value thereof), (iii) any purchase or sale of shares of capital stock or other securities representing 20% or more of the voting power of the capital stock of the Company, including by way of a tender offer or exchange offer, (iv) any extraordinary dividend, reorganization, recapitalization, liquidation or dissolution of the Company or (v) any other transaction having a similar effect to those described in clauses (i) through (iv).

“Company Disclosure Schedule” has the meaning set forth in Article III.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

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“Company Intervening Event” means a material Effect (a) that becomes known to the Company Board after the date hereof, (b) that was neither known to, nor reasonably foreseeable by, the Company Board or a committee thereof that authorized the execution of this Agreement (as the case may be), as of the date of this Agreement and (c) that does not relate in any way to any Company Competing Proposal.

“Company Leased Real Property” has the meaning set forth in Section 3.15(b).

“Company Material Adverse Effect” means (i) any Effect that, individually or in the aggregate, has a material adverse effect on the assets, liabilities, condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following, either alone or in combination, shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred: (a) any changes in general United States or global economic conditions; (b) conditions (or changes therein) in any industry or industries in which the Company and the Company Subsidiaries operate; (c) general economic or political or conditions (or changes therein), including any changes affecting financial, credit or capital market conditions; (d) any change or prospective changes in GAAP or interpretation thereof; (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of and by any Governmental Entity (including with respect to Taxes); (f) acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of terrorism, acts of armed hostility, weather conditions or other similar force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement; (g) the execution and delivery of this Agreement or the consummation of the Transactions or compliance with the terms of this Agreement; (h) changes in the Common Share price, in and of itself (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account); (i) any failure by the Company to comply with any of NASDAQ’s continuing listing standards for NASDAQ Capital Market companies or the Company’s failure to continue to be listed on the NASDAQ Capital Market (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account); (j) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account); (k) the pendency or public announcement of the execution of this Agreement or the Transactions, including any resulting litigation; or (l) any action or failure to take any action that is expressly consented to or requested by Parent in writing; provided, further, however, that any Event referred to in clauses (a) through (f) shall be taken into account in determining whether there has been a Company Material Adverse Effect to the extent that such Effect has a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to other entities operating in the same industry or industries in which the Company and the Company Subsidiaries operate or (ii) any Effect that, individually or in the aggregate, would prevent, materially delay or materially impair the commencement of, or the purchase of or payment for Common Shares tendered pursuant to, the Offer, or the Company’s ability to consummate the Merger.

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“Company Material Contracts” has the meaning set forth in Section 3.16(a).

“Company Options” has the meaning set forth in Section 2.8(a).

“Company Owned Real Property” has the meaning set forth in Section 3.15(a).

“Company Permits” has the meaning set forth in Section 3.7(b).

“Company Permitted Lien” means any Lien (i) that is for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business, (iii) that is disclosed on the most recent (as of the date hereof) consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet, (iv) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company for amounts that are not delinquent and which are not material, (v) that constitutes an easement, license, lease, covenant, restriction or other encumbrance of record in the applicable real property records or (vi) that is a purchase money Lien or Lien securing rental payments under capital lease arrangements to the extent related to the assets purchased or leased.

“Company SEC Documents” has the meaning set forth in Section 3.4(a).

“Company Stock Plans” has the meaning set forth in Section 2.8(a).

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Superior Proposal” means a bona fide written Company Competing Proposal (with references to 20% being deemed to be replaced with references to 50%), not arising from a breach of Section 5.2, which (i) the Company Board or a duly authorized committee thereof, determines in good faith after consultation with the Company’s outside legal and financial advisors, and after taking into account all financial, legal, regulatory, and other aspects of such Company Competing Proposal, to be more favorable to the stockholders of the Company from a financial point of view than the Transactions contemplated by this Agreement, taking into account all relevant factors (including all the terms and conditions of such Company Competing Proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Company Competing Proposal or otherwise)), and (ii) would reasonably be expected to be completed on the terms proposed.

“Company Termination Fee” has the meaning set forth in Section 8.2(b)(i).

“Company Warrants” has the meaning set forth in Section 2.9(b).

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“Confidentiality Agreement” means the Confidentiality Agreement, dated February 24, 2016, between Parent and the Company, as may be amended.

“Continuing Employees” has the meaning set forth in Section 6.7(a).

“Continuing Warrant” has the meaning set forth in Section 2.9(b).

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

“D&O Insurance” has the meaning set forth in Section 6.4.

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissenting Share” has the meaning set forth in Section 2.7(a).

“DSOS” means the Secretary of State of the State of Delaware.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Effective Time” has the meaning set forth in Section 2.2.

“End Date” has the meaning set forth in Section 8.1(d).

“Enforceable” means, with respect to any Contract stated to be Enforceable by or against any Person, that such Contract is enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar Law of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Plant Protection Act (7 U.S.C. § 7701 et seq.,) the Federal Fungicide, Insecticide and Rodenticide Act (7 U.S.C. § 136 et seq.), or the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq., or any other Law of similar effect.

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“Environmental Permits” means any material permit, license, authorization, approval or Regulatory Approval required or issued under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of equityholders and equityholder approvals, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“Expiration Date” has the meaning set forth in Section 1.1(d).

“GAAP” has the meaning set forth in Section 3.4(b).

“Governmental Entity” means (a) any national, federal, state, county, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, including any arbitral body, (b) any public international governmental organization, or (c) any agency, division, bureau, department or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores and mycotoxins.

“Indebtedness” means, with respect to any Person,

(a)          all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)          all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments;

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(c)          net obligations of such Person under any interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements;

(d)          all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)          indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)          all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases;

(g)          synthetic lease obligations;

(h)          obligations outstanding under securitization facilities; and

(i)          any guarantee (other than customary nonrecourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument; provided, however, that Indebtedness shall not include any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness.

“Indemnified Parties” has the meaning set forth in Section 6.4.

“Intellectual Property” means all rights in or to all U.S. or foreign (a) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications, (b) plant variety protection, plant breeders’ rights, any protection developed under the International Convention for the Protection of New Varieties of Plants, germplasm, biological and other physical materials, seeds, plants, pollen, plant parts, plant tissue, specimens, cultures and extracts thereof, (c) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (d) original works of authorship in any medium of expression, whether or not published, copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (e) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (f) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (g) domain name registrations and all related user accounts and social networking pages.

“Initial Expiration Date” has the meaning set forth in Section 1.1(d).

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“Knowledge of the Company” means the knowledge, after due inquiry of Company or Company Subsidiary employees reasonably likely to have applicable knowledge, of the Persons set forth on Section 9.5 of the Company Disclosure Schedule.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, directive, ruling, judgment, order, injunction, arbitration award, agency requirement, license, permit or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Legal Proceeding” means any action, dispute, controversy, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“License Agreements” has the meaning set forth in Section 3.14(c).

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, claim, option, right of first refusal, preemptive right, community property interest or restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“Material Intellectual Property” has the meaning set forth in Section 3.14(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.5(a)(iii).

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Condition” has the meaning set forth in Annex I.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Offer” has the meaning set forth in the Recitals.

“Offer Acceptance Time” means the time Merger Sub, for the first time, irrevocably accepts for payment Common Shares validly tendered and not withdrawn pursuant to the Offer.

“Offer Conditions” has the meaning set forth in Section 1.1(b).

“Offer Documents” has the meaning set forth in Section 1.1(h).

“Offer to Purchase” has the meaning set forth in Section 1.1(c).

“Paying Agent” has the meaning set forth in Section 2.6(a).

“Payment Fund” has the meaning set forth in Section 2.6(a).

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“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Disclosure Schedule” has the meaning set forth in Article IV.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, would prevent, materially delay or materially impair consummation of the Offer, payment for Common Shares tendered pursuant to the Offer or Parent’s ability to consummate the Merger.

“Party” has the meaning set forth in the Preamble.

“Persephone Divestiture Transaction” means any sale, lease, exchange, transfer, license or other disposition relating solely to the assets (including Intellectual Property assets, out-licensing agreements, employees and contractors) of the Company or any Company Subsidiary that are used exclusively in the conduct of the Company’s Persephone software business.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Pre-Closing Period” has the meaning set forth in Section 5.2(a).

“Preferred Consideration” has the meaning set forth in the Recitals.

“Preferred Shares” has the meaning set forth in the Recitals.

“Promissory Note” has the meaning set forth in Section 1.2(b).

“Real Property Leases” has the meaning set forth in Section 3.15(b).

“Regulated Product” has the meaning set forth in Section 3.24.

“Regulatory Approval” means a written approval or other notification from an appropriate Government Entity pursuant to an applicable Environmental Law, including granting commercial use, export or import approval, or responding to a letter of inquiry regarding regulatory status under the Environmental Law.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).

“Removal, Remedial or Response” mean actions to remove, remedy or respond to (i) soil, groundwater or other contamination or (ii) a Release, in either case as those actions may be required by or arise under Environmental Laws or by Governmental Entities.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of Parent or the Company, as applicable, and its respective Subsidiaries.

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“Restricted Shares” has the meaning set forth in Section 2.8(b).

“Schedule 14D-9” has the meaning set forth in Section 1.3(b).

“Schedule TO” has the meaning set forth in Section 1.1(h).

“SEC” means the United States Securities and Exchange Commission.

“Section 262” has the meaning set forth in Section 2.7(a).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares” has the meaning set forth in the Recitals.

“Software” means computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

“Solvent” means, with respect to any Person, that (a) the fair saleable value of the property of such Person is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, (b) as of such date, such Person is able to pay all of its liabilities as such liabilities mature, (c) such Person does not have unreasonably small capital for conducting the business theretofore or proposed to be conducted by such Person and its Subsidiaries and (d) such Person has not incurred nor does it plan to incur debts beyond its ability to pay as they mature. The amount of any contingent or unliquidated liability at any time will be computed as the amount which, in light of all facts and circumstances existing at such time, can reasonably be expect to become an actual or mature liability.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal Acquisition Agreement” shall mean a written definitive acquisition agreement providing for a Company Superior Proposal entered into by and between the Company and the Person making a Company Superior Proposal.

“Surviving Corporation” has the meaning set forth in the Recitals.

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“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security (including those relating to the Brazilian Institute of Social Security (Instituto Nacional de Seguridade Social - INSS) regarding the Brazil Sub), workers’ compensation, unemployment compensation (including those relating to the Employees’ Severance Fund (Fundo de Garantia por Tempo de Serviço - FGTS) regarding the Brazil Sub), excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Tender and Support Agreements” has the meaning set forth in the Recitals.

“Top-Up Closing” has the meaning set forth in Section 1.2(b).

“Top-Up Exercise Time” has the meaning set forth in Section 1.2(a).

“Top-Up Option” has the meaning set forth in Section 1.2(a).

“Top-Up Shares” has the meaning set forth in Section 1.2(a).

“Transactions” means all of the transactions contemplated by this Agreement, including the Offer, the Merger and, if applicable, the exercise of the Top-Up Option and the issuance of the Top-Up Shares.

“Triggering Event” means the delivery by Parent of a written notice to the Company electing to complete the Merger under Section 253 of the DGCL at least three (3) days prior to an Expiration Date following the occurrence of any of the following Effects which becomes known to Parent after the date of this Agreement (provided, however, that if an Effect becomes known to Parent within three (3) days prior to an Expiration Date, then within twenty four (24) hours following the time that such Effect becomes known to Parent): (i) a court of competent jurisdiction or other Governmental Entity of competent jurisdiction has issued any order, decree or ruling, adopted any applicable Law, or has taken any other action, having the effect of restraining, enjoining or otherwise prohibiting the consummation of the Transactions if effected pursuant to Section 251(h) of the DGCL or (ii) any Person has asserted (or threatened to assert) a claim in a court of competent jurisdiction that Section 251(h) of the DGCL is inapplicable to any merger contemplated by a merger agreement permitting or requiring such merger to be effected under Section 251(h) of the DGCL (including, for the avoidance of doubt, the Merger) and such claim is based, in whole or in part, on the basis set forth in Section 9.5 of the Company Disclosure Schedule.

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“U.S. Company Benefit Plans” has the meaning set forth in Section 3.9(a).

“USDA” has the meaning set forth in Section 3.24.

“WARN” has the meaning set forth in Section 3.13(k).

“Willful Breach” means (i) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the actual knowledge of the breaching Party and (ii) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, an intentional and material failure to perform that is the consequence of an action or omission by the breaching Party with the actual knowledge that the taking of such act or failure to act would constitute a breach of any agreement or covenant in this Agreement.

Section 9.6           Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation” or “but not limited to”. As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. Any definition of or reference to any Contract herein shall be construed as referring to such Contract as from time to time amended, supplemented or otherwise modified (except for any Contracts required to be included on the Company Disclosure Schedule). When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries, successors and assigns of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. The words “hereof,” “herein,” “hereinafter” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context requires otherwise. The term “or” has the inclusive meaning represented by the phrase “and/or”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The phrase “ordinary course of business” as used in this Agreement shall be deemed to mean “the ordinary course of business consistent with past practice.” The term “dollars” and character “$” shall mean United States dollars. Any reference herein or in the Company Disclosure Schedule to documents having been furnished, delivered, made available or disclosed to Parent, Merger Sub or their respective Representatives, or words of similar import, shall be deemed to refer to such documents as were made available and accessible to Parent and Parent’s Representatives for their review by posting to the electronic data room hosted by Merrill Corporation on or before 10:00 a.m. (New York City time) on the Business Day immediately prior to the date hereof. The listing of any matter on the Company Disclosure Schedule shall not be deemed to constitute an admission by the Company to any Person not a Party, or to otherwise imply to any Person not a Party, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Disclosure Schedule relating to any possible breach or violation by the Company of any Contract or Law shall be construed as an admission or indication to any Person not a Party that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Company Disclosure Schedule be deemed or interpreted to expand the scope of the Company’s representations, warranties or covenants set forth in this Agreement.

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Section 9.7           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.8           Entire Agreement; Third-Party Beneficiaries.

(a)          This Agreement (including the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1 hereof, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)          Except as provided in Section 6.4, neither this Agreement (including the Company Disclosure Schedule) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder. Notwithstanding anything to the contrary in this Agreement, the Company’s, Parent’s and each of their Subsidiaries’ present and former directors and officers shall have the right to enforce the provisions of Section 6.4. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.1 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

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Section 9.9           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.10         Governing Law; Jurisdiction. This Agreement, and any Legal Proceeding arising out of, relating to, or in connection with this Agreement, shall be governed by, and construed in accordance with, the Law of the State of Delaware, regardless of the Law that might otherwise govern under applicable principles of conflicts of laws thereof. In any Legal Proceeding between any of the Parties arising out of or relating to this Agreement or any of the Transactions each of the Parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if (and only if) the Superior Court of the State of Delaware (Complex Commercial Division) declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware, and any appellate courts therefrom, (b) irrevocably waives any objection that it may now or hereafter have to the venue of any such action, dispute or controversy in any such court or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the Transactions in any court other than the aforesaid courts, and (d) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.4, in addition to any other method to serve process permitted by applicable Law.

Section 9.11         Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.11.

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Section 9.12         Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except Merger Sub may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) Parent and one or more direct or indirect wholly owned Subsidiaries of Parent, or (iii) one or more direct or indirect wholly owned Subsidiaries of Parent; provided, however, that no such assignment shall be permitted without the prior written consent of the other Parties if such assignment could increase the risk that any of the conditions set forth in Article VII may not be timely satisfied, result in a breach of any of covenants and agreements set forth in this Agreement or adversely affect the Company; provided, further, however, that no such assignment shall relieve Parent or Merger Sub of any obligation or liability under this Agreement. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.13         Enforcement; Remedies.

(a)          Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

(b)          Each Party to this Agreement agrees that, in the event of any breach or threatened breach by another Party of any covenant, obligation or other provision set forth in this Agreement (i) the non-breaching Party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to (A) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (B) an injunction restraining such breach or threatened breach, and (ii) such Party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

(c)          The Parties’ rights in this Section 9.13 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.13 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party.

Section 9.14         Non-Recourse. Any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against Persons that are expressly named as Parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Company, Parent or Merger Sub or any of their respective affiliates or Representatives shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub under this Agreement or for any action, suit, arbitration, claim, litigation, investigation or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party hereto.

(Remainder of Page Intentionally Left Blank)

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

LAND O’LAKES, INC.

By	/s/ Mike Vande Logt

Name: Mike Vande Logt
Title: Executive Vice President

ROMAN MERGER SUB, INC.

By	/s/ Charles Von Feldt

Name: Charles Von Feldt
Title: Secretary

[Signature Page to Merger Agreement]

CERES, INC.

By	/s/ Richard W. Hamilton

Name: Richard W. Hamilton
Title: President and CEO

[Signature Page to Merger Agreement]

ANNEX I

CONDITIONS OF THE OFFER

Notwithstanding any other terms or provisions of the Offer or this Agreement to which this Annex I is attached, Merger Sub shall not be obligated, and Parent shall not be obligated to cause Merger Sub, to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-l(c) promulgated under the Exchange Act), shall not be obligated to pay for, and may delay the acceptance for payment of or payment for, any validly tendered Common Shares pursuant to the Offer (and not theretofore accepted for payment or paid for), if:

(a)          there shall not have been validly tendered and not validly withdrawn pursuant to the Offer that number of Common Shares (not including any Common Shares tendered pursuant to guaranteed delivery procedures that have not yet been received by the depositary for the Offer in full settlement or satisfaction of such guarantee) that, when added to the Common Shares then owned by Merger Sub, would represent one Common Share more than one half of all Common Shares outstanding immediately prior to the Offer Acceptance Time (for the avoidance of doubt, including in the number of Common Shares outstanding immediately prior to the Offer Acceptance Time (i) to the extent that the Company has received a Notice of Conversion (as defined in the Certificate of Designation) with respect to any Preferred Shares prior to the Offer Acceptance Time, the Common Shares issuable upon conversion of such Preferred Shares, (ii) to the extent the Company has received a notice of conversion with respect to any Company Warrants prior to the Offer Acceptance Time, the Common Shares that the Company would be required to issue upon the exercise of such Company Warrants and (iii) to the extent the Company has received a notice of exercise with respect to any Company Options prior to the Offer Acceptance Time, the Common Shares that the Company would be required to issue upon the exercise of such Company Options) (the “Minimum Condition”);

(b)          immediately prior to the expiration of the Offer, any of the following conditions shall not have been satisfied (or, to the extent permitted under this Agreement and applicable Law, waived):

(i)          (1) the representations and warranties of the Company set forth in Section 3.2(a)-(d) of this Agreement shall be accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the Expiration Date, as if made as of such Expiration Date (other than such inaccuracies as are de minimis to the equity capitalization of the Company); (2) the representations and warranties of the Company set forth in Section 3.1, Section 3.2(e), Section 3.3(a), Section 3.18 and Section 3.21 of this Agreement shall have been accurate, in all material respects, as of the date of the Agreement, and shall be accurate, in all material respects, at and as of the Expiration Date as if made on and as of such Expiration Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Company Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured only as of such date); and (3) the other representations and warranties of the Company set forth in this Agreement shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the Expiration Date as if made on and as of such Expiration Date, except that any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Company Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured only as of such date);

(ii)         the Company shall have performed or complied, in all material respects, with all covenants and obligations that the Company is required to comply with or to perform under the Agreement prior to the Expiration Date;

(iii)        Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the conditions in clauses (b)(i) and (b)(ii) above have been satisfied;

(iv)        since the date of the Agreement, there shall not have occurred a Company Material Adverse Effect;

(v)         there shall not have been issued by any Governmental Entity of competent jurisdiction or remain in effect any temporary restraining order, preliminary or permanent injunction or other order (A) preventing the acceptance for payment of, or payment for, Common Shares or the consummation of the Offer or the Merger, (B) restraining or prohibiting Parent’s or its affiliates ownership or operation of the business of the Company, or of Parent or affiliates, or compelling Parent or any of its affiliates to dispose of or hold separate all or any portion of the business or assets of the Company or of Parent or its affiliates or (C) imposing or confirming material limitations on the ability of Parent or any of its affiliates effectively to exercise full rights of ownership of the Shares;

(vi)        there shall not have been any Law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Entity, or any action by any Governmental Entity, which would have any of the effects referred to in paragraph (v) above;

(vii)       there shall not be pending any Legal Proceeding before a Governmental Entity having authority over Parent, Merger Sub or the Company wherein a judgment would have any of the effects referred to in clause (A) of paragraph (v) above;

(viii)      (A) a Company Change of Recommendation shall not have occurred, and (B) the Company shall not have approved, endorsed or recommended a Company Competing Proposal; or

(c)          the Agreement shall not have been terminated in accordance with its terms and the Offer shall not have been terminated in accordance with the terms of the Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub; provided, however, that the Minimum Condition may be waived by Parent and Merger Sub only with the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.